As filed with the Securities and Exchange Commission on March 25, 1997
                                                    File No. 333-21243


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 ---------------

                                 AMENDMENT NO. 1

                                   TO FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                        --------------------------------
             (Exact Name of Registrant As Specified In Its Charter)

                      FLORIDA                          22-2671269
                      -------                          ----------
         (State or other jurisdiction of         (IRS Employer Indet. No.)
           incorporation or organization)

                                      3845
                                      ----
            (Primary Standard Industrial Classification Code Number)


                  6531 NW 18TH COURT, PLANTATION, FLORIDA 33313
                  ---------------------------------------------
              (Address of Principal Executive Offices and Zip code)


                    Issuer's telephone number: (954)581-9800

                                ----------------

                           Linda B. Grable, President
                        Imaging Diagnostic Systems, Inc.
                               6531 NW 18th Court
                            Plantation, Florida 33313
                                 (954) 581-9800
                     (Name and address of agent of service)

                               ------------------

                                    Copy to:
                            Peter S. Knezevich, Esq.
                               6531 NW 18th Court
                            Plantation, Florida 33313
                                 (954) 581-9800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the discretion of the converting shareholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is registering additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333- [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 333- [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


                                               PROPOSED MAX.         PROPOSED MAX.
TITLE OF SECURITIES       AMOUNT TO BE         OFFERING PRICE        AGGREGATE OFFERING     AMOUNT OF
TO BE REGISTERED          REGISTERED(1)        PER SHARE(2)          PRICE(1)               REGISTRATION FEE(2)

Common Stock                4,275,000             $3.93              $16,800,750                $5,793.00
(no par value)



(1)Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable additional shares of Common Stock as may be issuable as a result of any future anti-dilution adjustments made in accordance with the terms of the Company's Series B and Series C Convertible Preferred Stock and the warrants accompanying such stock.


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average high and low sales prices of the Registrant's Common Stock on the NASDAQ Electronic Bulletin Board on March 21, 1997, for 4,275,000 shares.


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said
Section 8(a), may determine.


                        Imaging Diagnostic Systems, Inc.

                              Cross Reference Sheet
                 (Showing Location in Prospectus of Information
                         Required by Items of Form S-1)

FORM S-1                                                                        LOCATION
ITEM NO.                        ITEM CAPTION                                    IN PROSPECTUS
--------                        ------------                                    -------------

     1               Forepart of the Registration Statement                    Cover Page
                      and Outside Front Cover Page of Prospectus

      2               Inside Front and Outside Back Cover Pages                 Inside Front
                      of Prospectus                                             Cover Page

      3               Summary Information, Risk Factors and Ratio               The Company;
                      of Earnings to Fixed Charges                              Risk Factors

      4               Use of Proceeds                                           Use of Proceeds

      5               Determination of Offering Price                           Not Applicable

      6               Dilution                                                  Not Applicable

      7               Selling Security Holders                                  Selling
                                                                                Securityholders

      8               Plan of Distribution                                      Not Applicable

      9               Description of Securities to                              Description of
                      be Registered                                             Common Stock

      10              Interests of Named Experts                                Interests of
                      and Counsel                                               Named Counsel

      11              Information With Respect to                  Business; Price Range of
                      the Registrant                               Common Stock; Selected
                                                                   Financial Data;
                                                                   Management's Discussion
                                                                   and Analysis of Financial
                                                                   Conditions and Results of
                                                                   Operations; Directors and
                                                                   Executive Officers;
                                                                   Executive Compensation;
                                                                   Security Ownership of
                                                                   Certain Beneficial Owners
                                                                   and Management

      12              Disclosure of Commission Position            Indemnification
                      on Indemnification for Securities
                      Act Liabilities


                                                                               4
    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH 25, 1997


                                   PROSPECTUS
                                4,275,000 Shares

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                                  Common Stock
                             ----------------------


      This prospectus ("Prospectus") covers the resale of certain shares ("Shares") of common stock, no par value per share (the "Common Stock") of Imaging Diagnostic Systems, Inc. ("Imaging Diagnostic Systems" or the "Company") held or acquirable by certain persons ("Selling Securityholders") named in this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares. The Shares covered hereby include (i)share of Common Stock that are issuable upon conversion of previously-issued shares of Series B Convertible Preferred Stock (the "Series B Preferred") and Series C Convertible Preferred Stock (the "Series C Preferred") held by certain Selling Securityholders (the "Series B Holders" and "Series C Holders") and up to an additional 112,500 shares of Common Stock that are issuable upon the exercise of warrants to Purchase Common Stock held by such Selling Securityholders (the "Series B Warrants").

      The number of shares issuable upon conversion of both the Series B Preferred and the Series C Preferred depends on several factors, including a fixed conversion ratio and a variable conversion ratio and the date on which shares are converted. The variable conversion ration could result in a greater number of Shares being issued than under the fixed conversion ratio. In order to have sufficient number of Shares registered upon conversion of both the Series B Preferred and the Series C Preferred, this Prospectus covers a larger number of shares of Common Stock than the Company believes will actually be issued upon conversion of all of the Series B Preferred and Series C Preferred. Except for the total number of shares to which this Prospectus relates as set forth above, references in this Prospectus to the "number of Shares covered by this Prospectus," or similar statements, and information in this Prospectus regarding the number of Shares issuable to or held by the Selling Securityholders and percentage information relating to the Shares of the outstanding capital stock of the Company, are based upon the fixed conversion ratio set forth in the instruments establishing the rights of the Series B Preferred and Series C Preferred and assume that a total of 2,633,989 Shares are issued upon conversion of all shares of Series B Preferred and Series C Preferred and exercise of all Series B Warrants. See "Selling Securityholders," "Plan of Distribution" and "Description of Capital Stock." The Shares offered hereby represent approximately 10.8% of the Company's currently outstanding Common Stock (assuming conversion of all shares of Series B Preferred and Series C Preferred and that all of the warrants held by the Selling Securityholders are exercised). The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such Shares by the Selling Securityholders. The Common Stock of the Company is quoted on the National Association of Securities Dealers, Inc. (the "NASD") OTC Bulletin Board under the symbol "IMDS". The Shares offered hereby will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On March 21, 1997, the last reported sale price of the Common Stock on the OTC bulletin Board was $3.93 per share. This Prospectus may be used by the Selling Securityholders or any broker-dealer who may participate in sales of the Common Stock covered hereby.
                           --------------------------


                  THE SECURITIES OFFERED HEREBY ARE SPECULATIVE
              AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                            -------------------------

                     THESE SECURITIES HAVE NOT BEEN APPROVED
                  OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
                   HAS THE COMMISSION OR ANY STATE COMMISSION
                    PASSED PASSED ON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        --------------------------------

                 The date of this Prospectus is _____ __, 1997.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is Part I of the Registration Statement, constitutes a part of the Registration Statement and does not contain all of the information set forth therein. Any statements contained herein concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

      The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, NW., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, such as the Company. The address of such site is http://www.sec.gov.

                                   THE COMPANY


      Imaging Diagnostic Systems, Inc. is a medical technology company that has developed a system for detecting breast cancer through the skin in a non-invasive and objective procedure. Imaging's system employs a high-speed femto-second pulsed titanium sapphire laser and proprietary scanning geometry and reconstruction algorithms to detect and analyze masses in the breast for indicia of malignancy or benignancy. The combination and incorporation of the foregoing components into a device should provide for enhanced diagnostic capabilities that are superior to standard mammography diagnostic tools such as ultra-sound and mammography. Theoretically, the indicia of malignancy and benignancy, whether the lesion is cystic or solid, as diagnosed by the device, is a precursor to current indicia for malignancy or benignancy. Accordingly, the Company believes that its proposed breast cancer diagnostic product, the Computed Tomography Laser Mammography (CTLM/trademark/) device, will improve early diagnosis, reduce diagnostic uncertainty and decrease the number of biopsies performed on benign lesions.


      The CTLM device will require Food and Drug Administration (FDA) approval prior to commercial distribution in the United States. There can be no assurance that any such approval will be received on a timely basis, or at all, or that any products developed by the Company will be accepted commercially. Furthermore, there can be no assurance that the Company's technology can be adapted for breast screening or for the detection of cancer.

      The CTLM device is being developed to provide physicians and patients with immediate information concerning the probability that an identified lesion is malignant or benign. A breast exam utilizing the CTLM device is non-invasive and can be performed by a medical technician in less than 15 minutes. A patient lies face down on the scanning table with a breast hanging pendulously in the scanning chamber. Once the entire breast is scanned the other breast is placed in the chamber for scanning. Each scan takes approximately 3-4 minutes. The procedure is designed to provide the physician and patient with objective, on-site, immediate diagnostic decisions, including whether or not to proceed to surgical biopsy. Further, the device is designed to archive and compare scans and provide the patient with a computer disc (CD) of her scan.

      In order to sell the CTLM device commercially in the United States the Company must obtain marketing clearance from the FDA. The Company plans to file a Pre-Market Approval Application (PMA) with the FDA to obtain marketing clearance.

      In order to collect the clinical data for the PMA, the Company filed an application for and was granted an investigational device exemption (IDE) to conduct a Phase I clinical trial. An IDE allows a company to conduct human clinical trials without filing an application for marketing clearance. The Company is authorized to scan 50 patients at the Strax Breast Diagnostic Center in Lauderhill, Florida. The CTLM device has been installed at Strax and patients have been scanned.

                                                                              8
                                  RISK FACTORS

LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has a limited history of operations. Since its inception in December 1993, the Company has engaged principally in the development of the CTLM/trademark/ device. The Company currently has no source of operating revenue and has incurred net operating losses since its inception. At December 31, 1996, the Company had an accumulated deficit of $6,785,008. Such losses have resulted principally from costs associated with the Company's operations. The Company expects operating losses will increase for at least the next several years as total costs and expenses continue to increase due principally to the anticipated commercialization of the CTLM/trademark/ device, development of, and clinical trials for, the proposed CTLM/trademark/ device and other research and development activities. The Company's ability to achieve profitability will depend in part on its ability to obtain regulatory approvals for its proposed products and develop the capacity to manufacture and market any approved products either by itself or in collaboration with others. There can be no assurance if and when the Company will receive regulatory approvals for the development and commercial manufacturing and marketing of its proposed products, or achieve profitability is highly uncertain. See "Management's Discussion and Analyses of Financial Condition and Results of Operations."

GOVERNMENT REGULATION. The manufacture and sale of medical devices, including the CTLM/trademark/ device, are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state agencies, and in other countries. In the United States, the Company's products are regulated as medical devices and are subject to the FDA's pre-market clearance or approval requirements. Securing FDA clearances and approvals may require the submission of extensive clinical data and supporting information to the FDA. The Company cannot file its PMA application for the CTLM/trademark/ device until its clinical trials are completed. There can be no assurance, however, that the clinical trials will be successfully completed, or if completed, will provide sufficient data to support a PMA application for the CTLM/trademark/ device. Nor can there be any assurance that the FDA will not require the Company to conduct additional clinical trials for the CTLM/trademark/ device. The process for obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain and frequently requires from one top several years from the date of FDA submission, if pre-market approval is obtained at all. Sales of medical devices outside the united states are subject to international regulatory requirements that vary from country to country. The time required to gain approval for sale internationally may be longer or shorter than that required for FDA approval and the requirements may differ. In Europe, the Company will be required to obtain the certifications necessary to enable the CE mark to be affixed to the Company's products by mid-1998 in order to conduct sales in member countries of the European Union. The Company has not obtained such certificates and there can be no assurance it will be able to do so in a timely manner, or at all. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which other medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The third-party manufacturers upon which the Company depends to manufacture its products are required to adhere to applicable FDA regulations regarding GMPS and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with GMP regulations and other applicable regulatory requirements will be monitored by periodic inspections by the FDA and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing and promoting products for unapproved use, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new government regulations or polices could prevent or delay regulatory approval of the Company's products. Certain material changes to medical devices also are subject to FDA review and clearance or approval. There can be no assurance that the Company will be able to obtain FDA approval of a PMA application for the CTLM/trademark/ device on a timely basis, or at all, and delays and delays in receipt of or failure to obtain such approvals or clearances, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements that would have material adverse effect on the Company's business, financial condition and results of operations. See "Business - Government Regulation."

EARLY STAGE OF PRODUCT DEVELOPMENT. The Company's proposed products and future product development efforts are at an early stage. Accordingly, there can be no assurance that any of the Company's proposed products: will be found to be safe and effective, can be developed into commercially viable products, can be manufactured on a large scale or will be economical to market, or will achieve or sustain market acceptance. There is, therefore, a risk that the Company's product development efforts will not prove to be successful.

DEPENDENCE UPON U.S. PRE-MARKET APPROVAL. Under the provisions of the Federal Food and Cosmetic Act ("the FDC Act"), the Company must obtain pre-market approval from the FDA prior to commercial use in the United States of the proposed CTLM/trademark/ device. There can be no assurance if or when the Company will receive any such clearances or approvals. Obtaining FDA pre-market approval may impose costly requirements on the Company and may delay for a considerable period of time, or prevent, the commercialization of the CTLM/trademark/ device.

DEPENDENCE ON MARKET ACCEPTANCE. There can be no assurance that physicians or the medical community in general will accept and utilize the CTLM/trademark/ device. The extent that, and rate of which, the CTLM/trademark/ device achieves market acceptance and penetration will depend on many variables including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the CTLM/trademark/ device, the advantage of the CTLM/trademark/ device over existing technology and cancer detection methods, third-party reimbursements practices and the Company's manufacturing, quality control, marketing and sales efforts. Failure of the Company's products to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Sales and Marketing," "Business - Manufacturing" and "Business - Reimbursement."

LIMITED MARKETING AND SALES CAPABILITY. In order to market any products it may develop, the Company will have to develop a marketing and sales force with technical expertise and distribution capability. There can be no assurance that the Company will be able to establish sales and distribution capabilities or that the Company will be successful in gaining market acceptance for any products it may develop. The Company intends to pursue and has secured one or more distribution arrangements in Europe and Asia with strategic marketing partners who have established marketing capabilities. There can be no assurance that the Company on its own, or through arrangements with others, will be able to enter into such arrangements on acceptable terms, if at all. To the extent that the Company arranges with third parties to market its products, the success of such products may depend on the efforts of such third parties. There can be no assurance that the Company will be able to enter any such strategic alliance in Europe or that any of the Company's proposed marketing schedules or plans can or will be met. See "Reliance on International Sales," "Business - Sales and Marketing," and see "Business - Government Regulation".

LIMITATION ON THIRD-PARTY REIMBURSEMENT; HEALTH CARE REFORM. In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs. Third-party payors (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of the Company's products by regulating the level of reimbursement provided by such payors to the physicians and clinics utilizing the CTLM/trademark/ device or by refusing reimbursement. If examinations utilizing the Company's products were not reimbursed under these programs, the Company's ability to sell its products may be materially and/or adversely affected. There can be no assurance that third-party payors will provide reimbursement for use of the Company's products. Several states and the U.S. Government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products, respectively. If adopted and implemented, such reforms could have material adverse effect on the Company's business, financial condition and results of operations. In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement. Revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the cost of health care through various means. See "Business - Reimbursement."

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS. The Company will require substantial additional funds for its research and development programs, preclinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, results of preclinical and clinical testing, the time and cost invoked in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments and changes in the Company's existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish. Moreover, the Company's fixed commitments, including salaries and fee for current employees and consultants, and other contractual agreements and are likely to increase as additional agreements are entered into and additional personnel are retained. See "Business - Patents," "Business - Licenses and Other Agreements," "Management - Employment Agreements," "Certain Transactions" and "Notes to Financial Statements." The Company may need to raise additional capital to fund its future operations and may seek such additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back, or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

DEPENDENCE ON QUALIFIED PERSONNEL. Due to the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. Therefore the Company has entered into employment agreements with certain of its executive officers and employees. The loss of the services of existing personnel as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the additional of new management personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. See "Business - Employees and Management."

COMPETITION. The market in which the Company intends to participate is highly competitive. Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, manufacturing, human and marketing resources and experience than the Company. Such companies may succeed in developing products that are more effective or less costly than the Company's products or such companies may be successful in manufacturing and marketing their products than the Company. Physicians using imaging equipment such as x-ray mammography equipment, ultrasound or high frequency ultrasound systems, Magnetic Resonance Imaging (MRI) Systems, and thermography, diaphonography and transilluminational devices may not use the Company's products.

Currently mammography is employed widely and the Company's ability to demonstrate the Company's ability to sell the CTLM/trademark/ device to medical facilities will, in part, be dependent on the Company's ability to demonstrate the clinical utility of the CTLM/trademark/ device as an adjunct to mammography and physical examination and its advantages over other available diagnostic tests. See "business competition."

TECHNICAL OBSOLESCENCE. Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that technical changes will not render the Company's proposed products obsolete. There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Competition."

RELIANCE ON INTERNATIONAL SALES. The Company intends to commence international sales of the CTLM/trademark/ device in Europe and Asia prior to commencing commercial sales in the United States, where sales cannot occur unless and until the Company receives pre-market approval from the FDA. Thus, until the Company receives pre-market approval from the FDA to market the CTLM/trademark/ device, as to which there can be no assurance, the Company revenues, if any, will be derived from sales to international distributors. A significant portion of the Company's revenues, therefore, may be subject to the risks associated with international sales, including economical and political instability, shipping delays, fluctuation of foreign currency exchange rates, foreign regulatory requirements and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a timely basis. Future imposition of, or significant increases in the level of, customs duties, export quotas or other trade restrictions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Sales and Marketing," the regulation of medical devices, particularly in Europe, continue to develop and there can be no assurance that new laws or regulations will not have an adverse effect on the Company.

PRODUCT LIABILITY. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of cancer detection products. Significant litigation, not involving the Company, has occurred in the past based on the allegations of false negative diagnoses of cancer. While the CTLM/trademark/ device is being developed as a adjunct to other diagnostic techniques, there can be no assurance that the Company will not be subjected to future claims and potential liability.

                                GLOSSARY OF TERMS

Absorption: Process by which a portion of the x-ray beam is removed when the x-ray strike an object.

Benign: Favorable; good prognosis; not malignant.

Biopsy: Sterotactic core biopsy: A sampling of a lesion or microcalcifications guided by mammography (a sterotaxic paired images).

Biopsy: Core needle biopsy: Can be obtained by ultrasound or mammography guidance. Requires a special biopsy "gun" a device that works by a spring-action mechanism to automatically project the needle through the lesion to obtain a specimen.

Calcification: Calcium salts laid down in tissue, usually complex forms of calcium phosphates and carbonates; found in both benign and malignant breast diseases.

Cancer: A mass of tissue cells with potentially unlimited growth; serves no useful purpose; is parasitic; expands locally by invasion; spreads systemically by cells transmitted through lymphatic and blood vessels; is usually fatal if not removed or destroyed.

Carcinoma in situ: Mass of tissue cells morphologically cancerous but still confined to the area of origin ; in the breast the cancer cells still lie within the confines of the ducts and do not extend beyond the limiting basement membrane of these ducts.

Cyst:  Encapsulated collection of fluid that may be clear or bloody.

Cyst aspiration: Cyst aspiration may be guided by palpation, US, or Mammography. Imaging guidance may be useful for both palpable and impalpable cysts because of ensures that the lesion in entered with the needle and facilitates complete aspiration of the fluid.

Density: The degree of opacity of a radiographically translucent medium, depending on mass per unit volume;

Lymph node: A lymph gland or rounded mass of lymphoid tissue through which the lymph is filtered, of importance in trapping cancer cells that spread by flowing through the lymph channels.

Malignant: Tending to infiltrate, metastasize, the terminate fatally.

Mammography: Simple soft-tissue radiography of the breast; nothing is injected for the procedure.

Mass: A lump or nodule. Dominant mass: the nodule that stands out, the mass in the breast that is significant to surgeon, usually worthy of biopsy.

Palpation: The act of feeling (examining) with the hand.

Ultrasound: Ultrasonography of the breast images mammary structures by recording their differing reflections of ultrasonic waves. Sound waves; real-time imaging. The transducer directs the high-frequency beam (more than 20,00 cycles per second) into the breast. A computerized television video-scan converter amplifies the resulting echoes or reflections and assembles them according to strength into a video collage displayed on an oscilloscope.

Fine needle aspiration: A sampling of nonpalpable lesions guided by mammography or ultrasound.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Securities. All of the proceeds will be received by the Selling Securityholders. See "Selling Securityholders".

                             SELLING SECURITYHOLDERS


      The Selling Securityholders consist of the Series B Holders and Series C Holders. The registration statement of which this Prospectus is a part is being filed, and the Shares offered hereby are included herein, pursuant to registration rights as provided for in the subscription agreement and registration rights agreements entered into between the Company and the Selling Securityholders (collectively, the "Registration Rights"). Due to (i) the ability of the Selling Securityholders to determine when and whether they will sell any Shares under this Prospectus and (ii) the uncertainty as to how many of the Warrants will be exercised and how many shares of Common Stock will be issued upon conversion of shares of Series B Preferred and the Series C Preferred, the Company is unable to determine the exact number of Shares that will actually Be sold pursuant to this Prospectus. However, at a minimum, the Selling Securityholders will be able to convert into 2,467,532 (not including dividends or warrants) shares of the Company, all of which will be subject to registration rights. The formula for conversion provides for converting at the lesser of $3.85 (Fixed Conversion Price) of 82% of the market price for the Company's shares (Variable Conversion Price). Accordingly, the number of Shares subject to registration rights may increase. As an example, if the market price of the Shares at the time of conversion was $3.50 and the Selling Securityholders were converting all of their Preferred Shares the Securityholders would receive 3,309,800 Shares. ($3.50 X .82= $2.87. 10,000/$2.87 = 3,484 X 950 = 3,309,800).

         The Fixed Conversion Price for both the Series B Preferred and Series C Preferred was determined by reference to the market price for the Company's stock prior to the closing of the transaction. The Variable Conversion Price was determined by reference to various factors concerning the Company which are enumerated in the section titled "Risk Factors". The Series B Holders are investment companies incorporated in the British Virgin Islands and the Series C Holder is a company incorporated in Israel.


THE SERIES B HOLDERS


           The Selling Securityholders identified in the table below as "Series B Holders" acquired an aggregate of 450 shares of Series B Preferred in a private placement transaction (the "Series B Transaction") pursuant to Subscription Agreements dated December 13, 1996 (collectively the "Subscription Agreements"). The Series B Preferred is convertible into Common Stock at the option of the Series B Holder as follows: may convert up to 34% of the Series B Preferred 80 days after issuance December 17, 1996; may convert up to 67% of the Series B Preferred 100 days after issuance December 17, 1996; and, all remaining Series B Preferred 120 days after issuance December 17, 1996. The number of shares of Common Stock into which shares of Series B Preferred are convertible depends on several factors, including the date on which the shares are converted And the market price of the common stock at the time of conversion. None of the Series B Preferred have been converted. See "Description of Capital Stock - Preferred Stock."

THE SERIES C HOLDERS

           The Selling Securityholders identified in the table below as "Series C Holders" acquired an aggregate of 500 shares of Series C Preferred in a private placement transaction (the

"Series C Transaction") pursuant to Subscription Agreements dated March 6, 1997 ( the "Subscription Agreement"). The Series C Preferred is convertible into Common Stock at the option of the Series C Holder as follows: may convert up to 34% of the Series C Preferred on March 7, 1997; may convert up to 67% of the Series C Preferred on or after March 22, 1997; and, all remaining Series C Preferred on or after April 16, 1997. The number of shares of Common Stock into which shares of Series C Preferred are convertible depends on several factors, including the date on which the shares are converted and the market price of the Common Stock at the time of conversion. None of the Series C Preferred have been converted. See "Description of Capital Stock - Preferred Stock."

      The figures in the table below representing the number of shares of Common Stock offered by the Series B Holders and Series C Holders make a number of assumptions concerning the applicable conversion ratio and the dates on which shares of Series B Preferred are converted. As described in greater detail under "Description of Capital Stock - Preferred Stock," the number of shares of Common Stock issuable upon conversion of Series B Preferred and Series C Preferred is calculated in part on the basis of the lower of a fixed conversion price or a variable conversion price. The variable conversion price depends primarily on the market price of the Common Stock on the date of conversion. The Fixed Conversion Price is $3.85 per share. Since Series B Holders and Series C Holders paid $10,000 per share for Series B Preferred and Series C Preferred, each share of Series B Preferred and Series C Preferred is, in general, convertible into a number of shares determined by dividing $10,000 by the applicable conversion price. If the variable conversion price on the date of conversion is lower than the Fixed Conversion Price, then a greater number of shares will be issued. In addition, there is dividend payable at the rate of seven percent (7%) per annum, payable quarterly at the Company's option in cash or shares.

      For the above reasons, it is not possible to set forth in the table the maximum number of shares that could be acquired by the Series B Holders and Series C Holders upon conversion of shares of Series B Preferred and Series C Preferred. The number of shares set forth in the tables are based on conversion as follows: the Series B Preferred at the fixed conversion price, with the dividend of 7% calculated, assuming conversion of all of the Series B Preferred on the dates set forth above; and the Series C Preferred at the fixed conversion price, with the dividend of 7% calculated, assuming conversion of all of the Series C Preferred on the dates set forth above. Several factors, including whether the market price of the Common Stock is lower than the fixed conversion price of $3.85 per share, could result in a greater number of Shares being issued to the Series B Holders and Series C Holders than are reflected in the table below.


      The following table identify each Selling Securityholder based upon information provided to the Company, set forth as of January 31, 1997, with respect to the Shares beneficially held by or acquirable by, as the case may be, each Selling Securityholder and the shares of Common Stock beneficially owned by the Selling Securityholder which are not covered by this Prospectus. No Selling Securityholder has had any position, office or other material relationship with the Company within the past three years. The percentage figures reflected in the table assume conversion of all shares of: Series B Preferred into 1,327,864 shares of Common Stock including dividends at the rate of 7% per annum paid in shares of Common Stock assuming conversion of the Series B Preferred in percentages set forth above and exercise of all Warrants into 112,500 shares of Common Stock; and, Series C Preferred into 1,306,125 shares of Common Stock including dividends at the rate of 7% per annum paid in shares of Common Stock assuming conversion of the Series C Preferred in percentages set forth above.


                                SERIES B HOLDERS


                                NUMBER OF                  NUMBER OF            COMMON STOCK
                         SHARES OF COMMON STOCK     SHARES OF COMMON STOCK      OWNED PRIOR TO
NAME OF                        UNDERLYING                 UNDERLYING               OFFERING
INVESTOR                   SERIES B PREFERRED              WARRANTS             NUMBER  PERCENT
------                   ----------------------     ----------------------    --------------------
Goodland International
Investment Ltd.                850,755                      78,750               None      0

Weyburn Overseas
Limited                        364,609                      33,750               None      0


                                SERIES C HOLDERS


                                NUMBER OF                  COMMON STOCK
                         SHARES OF COMMON STOCK            OWNED PRIOR TO
NAME OF                         UNDERLYING                   OFFERING
INVESTOR                   SERIES C PREFERRED              NUMBER PERCENT
--------                 ----------------------           ---------------

Arcadia Importers
      & Exporters, Inc.          1,306,125                       0


                              PLAN OF DISTRIBUTION

      The registration statement of which this Prospectus forms a part has been filed pursuant to the Registration Rights. To the Company's knowledge, as of the date hereof, no Selling Securityholder had entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

      The Shares covered hereby may be offered and sold from time to time by the Selling Securityholders. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sale may be made on the OTC Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Selling Securityholder will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. To the best of the Company's knowledge, the Selling Securityholders have not, as of the date hereof, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Securityholders in amounts to be negotiated.

      In offering the Shares, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

      Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

      This offering will terminate as to each Selling Securityholder on the earlier of (a) the date on which such Selling Securityholder's shares may be resold pursuant to Rule 144 under the Securities Act; or (b) the date on which all Shares offered hereby have been sold by the Selling Securityholders. There can be no assurance that any of the

Selling Securityholders will sell any or all of the shares of Common Stock offered hereby.

                            DESCRIPTION OF SECURITIES


      The Company's authorized capital stock consists of 50,000,000 shares of capital stock of which 48,000,000 shares are common stock no par value and 2,000,000 shares are preferred, no par value. As of December 31, 1996 there were issued and outstanding 24,273,520 shares of Common Stock. As of December 31, 1996, there were issued and outstanding 450 shares of Series B Convertible Preferred Stock and Warrants to purchase 112,500 shares of Common Stock of the Company ("Warrant") and 500 shares of Series C Convertible Preferred Stock.


Common Stock

      The holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company (the "Board") out of funds legally available thereof and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of Preferred Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock issued or issuable upon the conversion of the Series B Preferred and the exercise of Warrants will be, when issued against the consideration therefor, fully paid and nonasseable.

Preferred Stock

      Shares of preferred stock may be issued from time to time in series and the Board of Directors of the Corporation is authorized to establish and designate series and to fix the number of shares and the relative voting, dividend, conversion, liquidation, redemption, and other rights, preferences, and limitations as between series, subject to such limitations as may be prescribed by law; that the proper officers of the corporation are by this means authorized to make, subscribe, acknowledge, execute, and file, or cause to be filed, such certificate or certificates as may be required under the laws of the state of Florida and other jurisdictions to give effect to the proposal, as presented in the proxy statement, or as may be required in connection with the issuance of shares of preferred stock in series from time to and things as in its discretion may be necessary or advisable in connection with such proposal.

Series B Preferred

      A total of 450 shares of Series B Preferred are authorized by the Certificate of Amendment to the certificate of Incorporation (the "Certificate of Determination") establishing the rights, preferences, privileges and restrictions granted to or imposed upon the Series B Preferred. The following is a description of some of the material terms of the Series B Preferred:

         1. Designation. The designation of the series of Preferred Stock fixed by this resolution shall be "Series B Convertible Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock").

        2.   Conversion Rights.

                  (a) RIGHT TO CONVERT. The holder of any shares of Convertible Preferred Stock may, (i) at any time during the period commencing on and including eighty (80) days after issuance, convert up to thirty four percent (34%), without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of common stock, no par value, of the Corporation (ii) at any time during the period commencing on and including one hundred (100) days after issuance, convert up to sixty eight percent (68%) in aggregate, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of common stock, no par value, of the Corporation, and (iii) at any time during the period commencing on and including one hundred and twenty (120) days after issuance, convert up to one hundred percent (100%) in aggregate, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of common stock, no par value, of the Corporation as is determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" shall be equal to eighty two percent (82%) of the Market Price of the Corporation's Common Stock; provided, however, that in no event will the Conversion price be greater than the $3.85. For purposes of this Section 2, the Market Price shall be the average of the closing bid prices of the Common Stock over the five consecutive trading days ending on the trading day immediately preceding the date of the Conversion Notice (as defined in Section 2(b)hereof), as reported by the National Association of Securities Automated Quotation System ("NASDAQ"), or the average of the closing bid prices of the Common Stock in the over-the-counter market over the five consecutive trading days ending on the trading day immediately preceding the date of the Conversion Notice, or, in the event the Common Stock is listed on a national stock exchange, the Market Price shall be the average of the closing prices of the Common Stock on such exchange, as reported by the NASD OTC Bulletin Board over the five consecutive trading days immediately preceding the date of the Conversion Notice.

                  (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If upon conversion of shares of Convertible Preferred Stock held by a registered holder which are being converted, such register holder would, but for the provisions of this Section 2(b), receive a fraction of a share of Common Stock thereon, then in lieu of any such fractional share to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Convertible Preferred Stock, and shall give written notice (the "Conversion Notice") to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name of its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, but in any event within three business days of the date of its receipt of the Conversion Notice, issue and deliver or cause to be issued and delivered to such holder of Convertible Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made on the date that the Corporation receives the Conversion Notice, and the person or persons entitled to receive the share of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of any shares of Convertible Preferred Stock, such shares shall be restored to the status of authorized but unissued shares and may be reissued by the Corporation at any time.

                  (c) NOTICES OF RECORD DATE. In the event of (i)any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any classification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, transfer, consolidation, merger, dissolution or winding up.

                  (d) STOCK DIVIDENDS; STOCK SPLITS; ETC. In the event that the Corporation shall (i)take a record of holders of shares of the Common Stock for the purpose of determining the holders entitled to receive dividends payable in shares of Common Stock, (ii)subdivide the outstanding shares of Common Stock, (iii)combine the outstanding shares of Common Stock into smaller number of shares or (iv)issue, by reclassification of the Common Stock, any other securities of the Corporation, then, in each such case, the Conversion Price then in effect shall be adjusted so that upon conversion of each share of

      Convertible Preferred Stock then outstanding the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible after the happening of any of the events described in clauses
      (i)through(iv) above shall be the number of such shares of Common Stock into which such shares of Convertible Preferred Stock would have been converted if so converted immediately prior to the happening of such event or any record date with respect thereto.

                  (e) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such numbers of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Convertible Preferred Stock. In the event there are insufficient shares to effect a conversion, the Corporation shall increase the number of authorized shares to effect conversion. In the event shareholder approval is required to increase the authorized shares, the holder shall be entitled to vote with the holders of the Common Stock, as a single class, where each share of Convertible Preferred Stock shall be entitled to that number of votes to which it would be entitled had all of its shares of Convertible Preferred Stock been converted into shares of Common Stock were notice of conversion given on the date of such vote. No sale or disposition of all or substantially all of the Corporation's assets shall take place without the approval of the holders of the Convertible Preferred Stock, voting as a single class.

         3. DIVIDEND RIGHTS. The holders of record of Convertible Preferred Stock shall be entitled to receive cumulative dividends thereon, out of funds legally available therefor and to the extent permitted by law, at the rate of seven percent (7%) per share, per annum, computed on the basis of the actual number of days elapsed in a 365-day year, commencing on the date of issuance of such shares of Convertible Preferred Stock and payable quarterly on the last business day of each calendar quarter commencing with the calendar quarter next succeeding the date of issuance of the Convertible Preferred Stock. Such dividends shall be fully cumulative and shall accrue, whether or not declared by the Board of Directors of the Corporation, from the date of issuance of the shares of Convertible Preferred Stock until the date of payment thereof as set forth in the immediately preceding sentence. No dividends or other distributions shall be paid on or declared and set aside for payment on the Common Stock until full cumulative dividends on all outstanding shares of Convertible Preferred Stock shall have been paid or declared and set aside for payment. Such dividends shall be payable in cash or in freely tradable shares of Common Stock, with such shares of Common Stock valued at the average closing bid price of such shares over the five consecutive trading days immediately preceding the date of payment thereof, as such average closing bid price is determined pursuant to Section 2 above.

         4. VOTING RIGHTS OF CONVERTIBLE PREFERRED STOCK. Except as otherwise required by law and as provided for in Section 2(e), the holders of outstanding shares of Convertible Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

         5. RANKING. The Convertible Preferred Stock shall rank senior to any other class of capital stock of the Corporation now or hereafter issued as to the payment of dividends and the distribution of assets on redemption, liquidation, dissolution or winding up of the Corporation.

         6. LIQUIDATION RIGHTS. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any shares of Convertible Preferred Stock shall be outstanding, the holders of the then outstanding shares of Convertible Preferred Stock shall have a preference in distribution of the Corporation's property available for the distribution to the holders of any other class of capital stock of the Corporation, including but not limited to, the Common Stock, equal to $10,000.00 consideration per share, together with an amount equal to all accrued but unpaid dividends thereon, if any, to the date of payment of such distribution, whether or not declared by the Board.

         7. ADJUSTMENTS DUE TO MERGER OR CONSOLIDATION, ETC. In the case of any consolidation with or merger of the Corporation with or into another corporation, or in the case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Convertible Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Convertible Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Convertible Preferred Stock.


SERIES C PREFERRED

      A total of 500 shares of Series C Preferred are authorized by the Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Determination") establishing the rights, preferences, privileges and restrictions granted to or imposed upon the Series B Preferred. The following is a description of some of the material terms of the Series C Preferred:

         1. DESIGNATION. The designation of the series of Preferred Stock fixed by this resolution shall be "Series C Convertible Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock").

         2.       CONVERSION RIGHTS.

                  (a) Right to Convert. The holder of any shares of Convertible Preferred Stock may, (i) convert thirty four percent (34%) of the Convertible Preferred Stock on or after March 7, 1997, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock, no par value, of the corporation
      (ii) convert an additional thirty three percent (33%) of the Convertible Preferred Stock on or after March 22, 1997, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock, no par value, of the Corporation, and (iii) all shares of the Convertible Preferred Stock will become convertible, at the option of the holder, into shares of Common Stock at any time after April 16, 1997, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock, no par value, of the corporation as is determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" shall be equal to eighty two percent (82%) of the Market Price of the Corporation's Common Stock; provided, however, that in no event will the Conversion Price be greater than the $3.85. For purposes of this
      Section 2, the Market Price shall be the average of the closing bid prices of the Common Stock over the five consecutive trading days ending on the trading day immediately preceding the date of the Conversion Notice (as defined in Section 2(b)hereof), as reported by the National Association of Securities Automated Quotation System ("NASDAQ"), or the average of the closing bid prices of the Common Stock in the over-the-counter market over the five consecutive trading days ending on the trading day immediately preceding the date of the Conversion Notice, or, in the event the Common Stock is listed on a national stock exchange, the Market Price shall be the average of the closing prices of the Common Stock on such exchange, as reported in The Wall Street Journal over the five consecutive trading days immediately preceding the date of the Conversion Notice.

                  (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If upon conversion of shares of Convertible Preferred Stock held by a registered holder which are being converted, such register holder would, but for the provisions of this section 2(b), receive a fraction of a share of Common Stock thereon, then in lieu of any such fractional share to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective conversion price. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Convertible Preferred Stock, and shall give written notice (the "Conversion Notice") to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name of its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, but in any event within three business days of the date of its receipt of the Conversion Notice, issue and deliver or cause to be issued and delivered to such holder of Convertible Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made on the date that the Corporation receives the Conversion Notice, and the person or persons entitled to receive the share of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of any shares of Convertible Preferred Stock, such shares shall be restored to the status of authorized but unissued shares and may be reissued by the Corporation at any time.

                  (c) NOTICES OF RECORD DATE. In the event of (i)any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any classification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other

      Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, transfer, consolidation, merger, dissolution or winding up.

                  (d) STOCK DIVIDENDS; STOCK SPLITS; ETC. In the event that the Corporation shall (i)take a record of holders of shares of the Common Stock for the purpose of determining the holders entitled to receive dividends payable in shares of Common Stock, (ii)subdivide the outstanding shares of Common Stock, (iii)combine the outstanding shares of Common Stock into smaller number of shares or (iv)issue, by reclassification of the Common Stock, any other securities of the Corporation, then, in each such case, the conversion price then in effect shall be adjusted so that upon conversion of each share of Convertible Preferred Stock then outstanding the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible after the happening of any of the events described in clauses (i)through(iv) above shall be the number of such shares of Common Stock into which such shares of Convertible Preferred Stock would have been converted if so converted immediately prior to the happening of such event or any record date with respect thereto.

                  (e) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such numbers of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Convertible Preferred Stock.

         3. DIVIDEND RIGHTS. The holders of record of Convertible Preferred Stock shall be entitled to receive cumulative dividends thereon, out of funds legally available therefor and to the extent permitted by law, at the rate of seven percent (7%) per share, per annum, computed on the basis of the actual number of days elapsed in a 365-day year, commencing on the date of issuance of such shares of Convertible Preferred Stock and payable quarterly on the last business day of each calendar quarter commencing with the calendar quarter next succeeding the date of issuance of the Convertible Preferred Stock. Such dividends shall be fully cumulative and shall accrue, whether or not declared by the Board of Directors of the Corporation, from the date of issuance of the shares of Convertible Preferred Stock until the date of payment thereof as set forth in the immediately preceding sentence. No dividends or other distributions shall be paid on or declared and set aside for payment on the Common Stock until full cumulative dividends on all outstanding shares of Convertible Preferred Stock shall have been paid or declared and set aside for payment. Such dividends shall be payable in cash or in freely tradable shares of common stock, at the Company's option, with such shares of Common Stock valued at the average closing bid price of such shares over the five consecutive trading days immediately preceding the date of payment thereof, as such average closing bid price is determined pursuant to Section 2 above.

         4. VOTING RIGHTS OF CONVERTIBLE PREFERRED STOCK. Except as otherwise required by law, the holders of outstanding shares of Convertible Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation. Notwithstanding the foregoing, without the approval of the holders of a majority of the outstanding shares of Convertible Preferred Stock, the Company shall not (1) authorize, create or issue any shares of any class or series ranking senior to the Convertible Preferred Stock as to liquidation rights, (2) amend, alter or repeal, by any means, the certificate of incrporation if the powers, preferences, or special rights of the Convertible Preferred Stock would be materially adversely affected, other than restrictions arising under the General Corporation Law of the State of Florida existing under the Certificate of Incorporation as in effect on January 1, 1997.

         5. RANKING. Except as expressly set forth herein, the Convertible Preferred Stock shall rank senior to any other class of capital stock of the Corporation now or hereafter issued as to the payment of dividends and the distribution of assets on redemption, liquidation, dissolution or winding up of the Corporation.

         6. LIQUIDATION RIGHTS. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any shares of Convertible Preferred Stock shall be outstanding, the holders of the then outstanding shares of Convertible Preferred Stock shall have a preference in distribution of the Corporation's property available for the distribution to the holders of any other class of capital stock of the Corporation, including but not limited to, the Common Stock, equal to $10,000.00 Consideration per share, together with an amount equal to all accrued but unpaid dividends thereon, if any, to the date of payment of such distribution, whether or not declared by the Board.

         7. ADJUSTMENTS DUE TO MERGER OR CONSOLIDATION, ETC. In the case of any consolidation with or merger of the Corporation with or into another Corporation, or in the case of any sale, lease or conveyance to another Corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Convertible Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Convertible Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Convertible Preferred Stock.

         8. REDEMPTION. In the event 4,830,430 shares of Common Stock (which amount shall not be in excess of 19.9% Of the outstanding stock of the Company on the date of the issuance of the Convertible Preferred Stock) the Company agrees to redeem all of the outstanding Convertible Preferred Stock at 121.9% of the Purchase Price, plus accrued interest. At such time as 4,830,430 shares of Common Stock have been issued, the Company shall give notice of redemption to the remaining holders of the Convertible Preferred Stock at the address and facsimile number of such Convertible Preferred Stock holder appearing on the Company's register for the Convertible Preferred Stock. Such redemption notice shall specify the applicable redemption price. The date of the notice shall be the redemption date. The mandatory redemption price shall be paid to the holder of the Convertible Preferred Stock redeemed within seven (7) business day of the redemption date.


Warrants

      As of December 31, 1996, the Company had outstanding 112,500 non-redeemable warrants (the "Series B Warrants"). The Series B Warrants are exercisable at any time for an exercise price of $5.00 and will expire five (5) years from date of issue. The Warrants may be exercised upon surrender of the certificate thereof on or prior to the expiration date at the offices of the Company with the form of "Election to Purchase" and accompanied by payment of the full exercise price for the number of Warrants being exercised. The Warrants contain provisions that protect the holders thereof against dilution by adjustments of the exercise price in certain events, such as stock dividends, stock splits, mergers, combinations or recapitalizations, and for other unusual events. The holder of a Warrant will not posses any rights as a shareholder of the Company unless and until he or she exercises the Warrant.

                           INTERESTS OF NAMED EXPERTS
                                   AND COUNSEL

      Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Peter S. Knezevich, General Counsel and Vice President of the Company. Mr. Knezevich currently owns approximately 166,400 shares of Common Stock of the Company.

                                     EXPERTS

      The audited financial statements of Imaging Diagnostic Systems, Inc. included herein and elsewhere in the Registration Statement have been examined by Margolies and Fink, independent certified public accountants, for the periods and to the extent set forth in their respective report and are included herein and elsewhere in the Registration Statement in reliance upon such report of said firm given under their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

      The validity of the issuance of the Shares will be passed upon for the Company by Mr. Peter S. Knezevich, General Counsel and Vice President of the Company.

                                    BUSINESS

Overview

      Since its inception (December 10, 1993), Imaging Diagnostic Systems, Inc. (the "Company") has been engaged in research and development associated with its cancer detection technology and developing for commercial application its Computed Tomography Laser Mammography (CTLM/trademark/)device. During the first year, the Company researched the interaction between high speed, rapid pulsed (Ti-Saphire) laser technology and various detection technologies associated with standard computed tomographic ("CT") schemes. From this research the Company developed its first prototype which was able to create images of a breast. The Company refined various software and hardware configurations and components of the device based on these first images and filed a patent during June of 1995. During this period of time there were further advances in laser technology effecting the size and stability of the laser component. The Company incorporated these changes by purchasing a laser package manufactured by Spectra-Physics, Inc. On December 12, 1995, the Company had a preliminary meeting with the Food and Drug Administration to discuss generally the approach the Company would take to obtain marketing clearance for its CTLM/trademark/ device. The Company was advised that it would need to submit and have approved a pre-market approval application ("PMA") in order to obtain marketing clearance for the device. Further, the Company was advised that it would also need to submit an investigational device exemption ("IDE") application to the FDA in order to commence human clinical trials of the device. The Company submitted its IDE application on January 8, 1996, and it was approved February 9, 1996. During calendar year 1996, among other matters, the Company further refined the detection scheme and laser power configuration in order to obtain substantially better image quality. In order to incorporate the changes the Company was required to submit to the FDA an amendment to its IDE application. During the month of November, 1996 the Company installed its device at the Strax Breast Diagnostic Center.

      To date, the Company has not marketed, or generated revenues from the commercialization of any products. From inception to December 31, 1996, the Company has sustained accumulated losses of $6,785,008 and has spent approximately $1,065,230 on research and development during this same period. The Company's results may vary significantly from period to period depending on several factors, such as the timing of certain expenses and the progress of the Company's research and development and commercialization programs, all of which may be affected by the availability of funds.


      The Company is a medical technology company that has developed a system for detecting breast cancer through the skin in a non-invasive and objective procedure. Imaging's system employs a high-speed femto-second pulsed titanium sapphire laser and proprietary scanning geometry and reconstruction algorithms to detect and analyze masses in the breast for indicia of malignancy or benignancy. The combination and incorporation of the foregoing components into a device should provide for enhanced diagnostic capabilities that are superior to standard mammography diagnostic tools such as ultra-sound and mammography. Theoretically, the indicia of malignancy and benignancy, whether the lesion is cystic or solid, as diagnosed by the device, is a precursor to current indicia for malignancy or benignancy. Accordingly, the Company believes that its proposed breast cancer diagnostic product, the Computed Tomography Laser Mammography(CTLM/trademark/)device, will improve early diagnosis, reduce diagnostic uncertainty and decrease the number of biopsies performed on benign lesions. Further, the CTLM/trademark/ device does not expose the patient to ionizing radiation nor the breast to painful compression. The Company believes that these factors contribute to a portion of the patient population not obtaining a conventional mammogram.

      The competition for developing a commercial device utilizing CT and laser technology is difficult to ascertain. There are a significant number of academic institutions involved in various areas of research involving "optical medical imaging" which is, essentially, a shorthand description of the technology the Company's CTLM/trademark/ device utilizes. However, in this regard, the Company is not aware of any commercial application of this technology for diagnosing breast cancer for which the Company would consider to be competition.


      The CTLM device will require Food and Drug Administration (FDA) approval prior to commercial distribution in the United States. There can be no assurance that any such approval will be received on a timely basis, or at all, or that any products developed by the Company will be accepted commercially. Furthermore, there can be no assurance that the Company's technology can be adapted for breast screening or for the detection of cancer.

The Computed Tomography Laser Mammography Device

      The CTLM device is being developed to provide physicians and patients with immediate information concerning the probability that an identified lesion is malignant or benign. A breast exam utilizing the CTLM device is non-invasive and can be performed by a medical technician in less than 15 minutes. A patient lies face down on the scanning table with a breast hanging pendulously in the scanning chamber. Once the entire breast is scanned the other breast is placed in the chamber for scanning. Each scan takes approximately 3-4 minutes. The procedure is designed to provide the physician and patient with objective, on-site, immediate diagnostic decisions, including whether or not to proceed to surgical biopsy. Further, the device is designed to archive and compare scans and provide the patient with a computer disc (CD) of her scan.

Breast Cancer

      Background

         Breast cancer is one of the most common cancers among women and, notwithstanding the currently available detection modalities, is the leading cause of death among women aged 35 to 45. According to the American Cancer Society ("ACS"),approximately one in nine women in the United States will develop breast cancer during her lifetime. In the United States in 1994, approximately 180,000 women were diagnosed with, and approximately 46,000 women died as a result of, breast cancer. In Europe in 1990, approximately 170,000 cases of cancer were discovered, with an estimated 73,000 deaths. The annual cost of breast cancer management in the United States alone is approximately $25 billion.

         There is widespread agreement that screening for breast cancer, when combined with appropriate follow-up, will reduce mortality from the disease. According to the NCI, the five-year survival rate decreases from more than 90% to 72% after the cancer has spread to the lymph nodes, and to 18% after it has spread to other organs such as the lung, liver or brain.

         Breast cancer screening is generally recommend as a routine part of preventive healthcare for women over the age of 20 (approximately 90 million in the United States). For these women, ACS has published guidelines for breast cancer screening including:(i)monthly breast self-examinations for all women over the age of 20;(ii)a baseline mammogram for women by the age of 40;(iii)a mammogram every one to two years for women between the ages of 40 and 49;(iv)an annual mammogram for women age 50 or older. As a result of family medical histories and other factors, certain women are at "high risk" of developing breast cancer during their lifetimes. For these women, physicians often recommend close monitoring, particularly if a potentially pre-cancerous condition has been detected.

         Each year approximately eight million women in the United States require diagnostic testing for breast cancer because of a physical symptom, such as a palpable lesion, pain or nipple discharge, discovered through self or physical examination (approximately seven million) or a nonpalpable lesion detected by screening x-ray mammography (approximately one million). Once a physician has identified a suspicious lesion in a woman's breast, the physician may recommend further diagnostic procedures, including diagnostic mammography, ultrasound or fine needle aspiration. In each case, the potential benefits of additional diagnostic testing must be balanced against the costs, risks and discomfort to the patient associated with undergoing the additional procedures. Each of the currently available non-surgical modalities for breast cancer detection has various clinical limitations.

Screening and Diagnostic Modalities

         Physical examinations may be conducted by a physician as part of a medical examination, or by a woman performing a breast self-examination; however, a physical examination of the breast can only detect relatively large lesions, which may be advanced cancers. Furthermore, physical examination of the breast does not reliably distinguish between malignant and benign tissue. More than half the women who menstruate will have a lump in a breast at some point, but fewer than 10% of such lumps will be malignant.


         Mammography is a non-invasive x-ray modality commonly used for both routine breast cancer screening and as a diagnostic tool. A mammogram produces and image of the internal structure of the breast which is intended to display lesions as blurry white spots against normal tissue. In a screening mammogram, radiologist seek to detect suspicious lesions, while in a diagnostic mammogram radiologist seek to characterize suspicious lesions. Mammograms require subjective interpretation by a radiologist and are often uncomfortable for the patient. Because x-ray mammography exposes the patient to radiation, ACS recommends mammograms be limited to once per year. In addition, x-ray mammography is considered to be less effective for women under the age of 50 who generally have radiographically dense breast tissue. The average cost of a diagnostic mammogram is approximately $55 to $200 per procedure (an average of $113), and requires the use of capital equipment ranging in cost from approximately $75,00 to $225,000. It is expected that the CTLM device will cost approximately $300,000 and the cost of an exam will be $125 to $150. Due the high capital costs associated with mammography equipment and the specialized training necessary to operate the equipment and to read x-ray images, mammography is usually available only at specialty clinics or hospitals.(The foregoing average cost figures are based on a survey of 23 ACR and FDA certified facilities in Broward County, Florida, conducted during the month of March, 1997).

         Ultrasound uses high frequency sound waves to create an image of soft tissues in the body in a non-invasive manner. Like mammography, this image requires interpretation by a physician. Ultrasound's principal role in breast cancer diagnosis has been to assist the physician in determining whether a palpable lesion is likely to be a cyst (usually benign) or a solid mass (potentially cancerous). The average cost for an ultrasound of the breast is approximately $125 to $500 per procedure (an average of $235) and requires the use of capital equipment ranging in cost from approximately $60,000 to $200,000. Again, it is expected that the CTLM device will cost approximately $300,000 and the cost of an exam will be $125 to $150. Like mammography, ultrasound is generally performed at specialty clinics or hospitals.(The foregoing average cost figures are based on a survey of 23 ACR and FDA certified facilities in Broward County, Florida, conducted during the month of March, 1997).


         Other currently available non-surgical diagnostic techniques include fine needle aspirations, core needle biopsy and stereotactic needle biopsy. In each of these procedures a physician seeks to obtain cell samples from suspicious lesions through a needle for analysis by a cytopathologist. Inadequate sampling often renders these tests invalid. These procedures are invasive, require follow-up and range in cost from approximately $370 to $1,000 per procedure.

         Due in part to the limitations of the currently available modalities to identify malignant lesions, a large number of patients with suspicious lesions proceed to surgical biopsy, an invasive and expensive procedure. Approximately 800,000 surgical biopsies are performed each year in the United States, of which approximately 700,000 result in the surgical removal of benign breast tissue. The average cost of a surgical biopsy ranges from approximately $1,000 to $5,000 per procedure. Thus biopsies of benign breast tissue cost the U.S. health care system approximately $2.45 billion annually. In addition, biopsies result in pain, scarring and anxiety to patients. Patients who are referred to biopsy usually are required to schedule the procedure in advance and generally must wait several days to receive their biopsy results.

         The Company believes that the shortcomings of current breast cancer management which include discomfort and exposure to radiation represent a significant market opportunity for an objective technology which does not have these shortcomings. The use of the CTLM device to detect breast cancer is believed to be especially promising for women between the ages of 20 to 50 (over 50 million women in the United States) for whom x-ray mammography has lower efficacy. These women often present diffuse palpable benign breast conditions which can mask malignancies or pre-malignant conditions.


Regulatory and Clinical Status

      In order to sell the CTLM device commercially in the United States the Company must obtain marketing clearance from the FDA. The Company plans to file a PMA with the FDA to obtain marketing clearance. A PMA application must be supported by extensive data, including preclinical and clinical trial data, as well as extensive literature to prove the safety and effectiveness of the device. Following receipt of a PMA application, if the FDA determines that the application is sufficiently complete to permit substantive review, the agency will "file" the application. Under the Food, Drug and Cosmetic Act, the FDA has 180 days to review a PMA application.

      The FDA has adopted a policy of expedited review which is available to medical devices satisfying one or more of the following criteria:

        /bullet/ The device addresses a condition which is serious or life-threatening or presents a risk of serious injury for which no alternative legally marketed diagnostic/therapeutic modality exists.

        /bullet/ The device addresses a condition which is life-threatening or irreversibly debilitating, and provides for clinically important earlier diagnosis or significant advances in safety and/or effectiveness over existing alternatives.

        /bullet/ The device represents a clear clinically meaningful advantage over existing technology, defined as having major (not incremental) increased effectiveness or reduced risk compared to existing technology.

        /bullet/ The availability of the device is otherwise in the best interest of the public health.


      On February 9, 1996, the FDA approved the Company's Investigational Device Exemption (IDE) application. An approved IDE application permits a device, that would otherwise be subject to marketing clearance, to be shipped lawfully for the purpose of conducting a clinical study. Further, the Company supplemented the IDE to allow for the scanning of 7-10 patients in-house.

      The IDE authorizes the Company to conduct a Phase I study at the Strax Breast Diagnostic Institute located in Lauderhill,

Florida (the "Strax Center"). The Phase I study involves scanning 50 patients with differing breast abnormalities and comparing the results with other diagnostic modalities such as ultra-sound and standard x-ray mammography. These 50 patients will be involved in the study for the limited period of time for the Phase I study. As of March 15, 1997, the Company has scanned 3 patients at the Strax Center and an addition 7 patients have been scanned at the Company. It is anticipated the Phase I study will take 60-90 days. After the Phase I study is completed and the results are reviewed by the FDA, the Company will submit its Phase II application to the FDA. The Phase II study will encompass the establishment of 4-6 clinical sites at major hospitals in the United States. These clinical sites will be used to accumulate the approximately 400-500 clinical studies to be submitted with the PMA application.

      The delay between the date of approval of the IDE and the installation of the device at the Strax Center was caused by a change in the device and the availability of a new laser package. The change was based on technological improvements to the laser component of the device which resulted in increased scanning capabilities. The Company was required to submit to the FDA for approval an amendment to the Company's existing IDE application to incorporate the changes prior to installing the device at the Strax Center. Further, in order to submit the amendment, the Company, at the request of the FDA, had to seek its approval to conduct a clinical test to support the amendment.


Sales and Marketing

      The laws of certain European and Asian countries may permit the Company to begin marketing the CTLM device in Europe and Asia before marketing would be permitted in the United States. The Company is considering potential distribution agreements with strategic marketing partners in Europe and Asia and has entered into a distribution agreement with Euro Trading & Finance S.r.l. to market and service the device in Italy.

Employees

      As of January 24, 1997, the Company had 26 employees, 18 of whom devote the majority of their time to scientific and product research and development.

Facilities


      The Company's facilities are located at 6531 N.W. 18th Court, Plantation, Florida. The facilities are owned by the Company and comprise a 24,000 sq. ft. building located on a 5 acre landscaped tract. The Company believes that its facility is adequate for its current and reasonably foreseeable future needs. The Company will assemble the device at its facility from hardware components that will be made by vendors to Company specifications. The software components of the device are developed by Company.


Legal Proceedings

      The Company has no legal proceedings.

                           PRICE RANGE OF COMMON STOCK

      The Company's Common Stock is traded on the over-the-counter bulletin board market. There has been trading in the Company's Common Stock since September 20, 1994. The following table sets forth, for each of the fiscal periods indicated, the high and low trade prices for the Common Stock, as reported on the OTC Bulletin Board. These per share quotations reflect inter-dealer prices in the over-the-counter market without real mark-up, markdown or commissions and may not necessarily represent actual transactions.


      QUARTER ENDING            HIGH BID        LOW BID
      FISCAL YEAR 1995
      ----------------
      September/1994            $1.38                $1.00
      December/1994             $1.44                $ .75
      March/1995                $2.19                $ .50
      June/ 1995                $2.12                $1.46

      FISCAL YEAR 1996
      ----------------
      September/1995            $ .78                $ .71
      December/1995             $3.15                $3.06
      March/1996                $8.25                $8.00
      June/ 1996                $3.90                $3.87

      FISCAL YEAR 1997
      ----------------
      September/1996            $3.93                $2.25
      December/1996             $3.93                $1.43

      On March 21, 1997, the closing trade price of the Common Stock as reportd on the OTC Bulletin Board was $3.93. As of such date, there were approximately 573 holders of record of the Company's Common Stock.

                                 DIVIDEND POLICY

      To date, the Company has not declared or paid any dividends with respect to its capital stock, and the current policy of the Board of Directors is to retain any earnings to provide for the growth of the Company. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future.


                         SELECTED FINANCIAL INFORMATION

                          Statement of Operations Data

                                                                              FROM              FROM
                            SIX MONTHS                YEARS ENDED             INCEPTION         INCEPTION
                            DECEMBER 31,              JUNE 30,                (12/10/93) TO     (12/10/93) TO
                            1996       1995           1996        1995        JUNE 30, 1994     DECEMBER 31,1996
                          -------------------      ----------------------     -------------     ----------------

Operating Expenses:

Research/Development       179,725      1,167         829,771      32,616         23,118           1,065,230
Compensation/Benefits      880,018    350,598       1,356,733     314,570                          2,551,321
Advertising/Promotion      102,229     77,437         234,765     105,177                            442,171
General/Adm.               275,472     55,108         297,229      59,898         19,505             652,104
Clinical expenses           11,852          -         170,754                                        182,606
Consulting expenses         37,420     72,333         303,080      88,219         10,150             438,869
Insurance Costs             59,144     11,016          34,097      10,410            448             104,099
Professional fees           65,672     22,205         181,644      48,136                            295,452
Stockholder Exp.            23,373          -             -        -                                  23,373
Travel/Subsistence          86,948     45,078          99,826      50,189                            236,963
Trade show expenses        114,796     27,389          85,623      48,871                            249,290
Rent expense                36,506     23,850          91,123      33,853          7,650             169,132
Depreciation/Amm.          177,586     55,863         155,346      46,632          3,545             383,109
Interest expense               391         46                      21,774          2,535              24,700
Amm. Def. Comp/             78,750    173,438         232,500     114,375                            425,625
Interest Income            (51,417)                   (58,308)                                      (109,725)
                         ---------   --------     -----------   ---------      ---------          ----------
                         2,078,465    915,528       4,014,183     974,720         66,951           7,134,319

   Net Loss             (2,078,465)  (915,528)     (4,014,183)   (974,720)       (66,951)         (7,134,319)
Dividends on cumulative
preferred stock:
From Discount at Issue     714,155                    998,400                                      1,712,555
Earned                      28,469                     47,845                                         76,314

Net loss applicable to
   common shareholders $(2,821,089) $(915,528)    $(5,060,428)  $(974,720)      $(66,951)        $(8,923,188)

Net loss per
   common share             $(.116)    $(.049)         $(.237)     $(.058)        $(.011)             $(.458)
Weighted avg. no.
   of common shares     23,820,035 18,870,569      21,354,155  16,881,230      6,288,887          19,344,642


                               Balance Sheet Data


                                     DECEMBER 31,     JUNE 30,
                                     1996             1996          1995         1994(1)
                                     -----------      -----------------------------------
Cash, cash equivalents
      short term investments         $3,885,509       $3,975,354    $ 16,059       8,898
Prototype Equipment                     937,562          575,338     270,375           -
Property and equipment, net           3,868,698        1,050,194     285,976     147,386
Total Assets                          8,712,457        5,669,796     623,674     154,154
Deficit accumulated during
  development stage                  (6,785,008)      (4,756,824)   (927,296)    (66,951)
Total stockholders
      equity (deficit)                8,165,260        5,385,213     490,441     154,154


(1)On April 14, 1994, Alkan Corp., the predecessor Corporation, issued 51,000,000 shares of its Common Stock in exchange for all of the issued and outstanding stock of all of the shareholders of Imaging Diagnostic Systems, Inc. The transaction was accounted for as a reverse merger in accordance with Accounting Principles Board Opinion #16, wherein the shareholders of Imaging Diagnostic Systems, Inc. will own 51% of the outstanding stock of Alkan Corp. after the merger. As part of the transaction, the certificate of incorporation of Alkan Corp. was also amended to change its name to Imaging Diagnostic Systems, Inc. Alkan Corp. had a fiscal year end of October 31. Accordingly, the periods are reflective of that fact and the change of the fiscal year end to June 30.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview

      Since its inception (December 10, 1993), Imaging Diagnostic Systems, Inc. (the "Company") has been engaged in research and development associated with its cancer detection technology. As a developmental stage company, the Company has incurred net losses since inception through December 31, 1996 of approximately $6,785,008. The Company expects operating losses will continue for at least the next few years as total costs and expenses increase due principally to increased marketing and manufacturing expenses associated with the anticipated commercialization of the Computed Tomography Laser Mammography (CTLM/trademark/) device, development of, and clinical trials for, the proposed CTLM device and other research and development activities.

      To date, the Company has not marketed, or generated revenues from the commercialization of, any products. The Company's results may vary significantly from period to period depending on several factors, such as the timing of certain expenses and the progress of the Company's research and development and commercialization programs, all of which may be affected by the availability of funds.

Results of Operations


Twelve Months Ended June 30, 1996, June 30, 1995, Date of Inception (December 10, 1993) to June 30, 1994, and six months ended December 31, 1996 and December 31, 1995.

      General and administrative expenses during the twelve months ended June 30, 1996, were $331,326 representing an increase of $261,018 from $70,308 during the twelve months ended June 30, 1995, and an increase of $311,373 from $19,953 during the date of inception through June 30, 1994. Further, during the six month period ended December 31, 1996, general and administrative expenses were $275,472, an increase of $220,364 from $55,108 during the six month period ending December 31, 1995. These increases were primarily due to an expansion of the general operations of the Company associated with hiring additional personnel and an increase in the size of the facilities.


      Compensation and related benefits during the twelve months ended June 30, 1996, were $1,356,733 representing an increase of $1,042,163 from $314,570 during the twelve months ended June 30, 1995, and an increase of $1,356,733 from no compensation being paid during the date of inception through June 30, 1994.

Further, during the six month period ended December 31, 1996, compensation and related benefits were $880,018, an increase of $529,420 from $350,598 during the six month period ending December 31, 1995. These increases were primarily due to an increase in compensation expense as a result of the hiring of 26 employees and the vesting of options by executives pursuant to the Company's compensatory non-qualified stock option plan which was terminated effective July 1, 1996.

      Research and development expenses during the twelve months ended June 30, 1996 were $829,771, representing an increase of $797,155 from $32,616 during the twelve months ended June 30, 1995, and an increase of $806,653 from $23,118 during the date of inception through June 30, 1994. Further, during the six month period ended December 31, 1996, research and development expenses were $179,725 an increase of $178,558 from $1,167 during the six month period ending December 31, 1995. This increase is due to an increase in the development of the Computed Tomography Laser Mammography (CTLM/trademark/) device.

      During the six months ended December 31, 1996, there was a decline in research and development expenses, compensation/benefits, consulting services, professional fees, and clinical expenses, and an increase in general/administrative expenses, travel, and trade show expenses. During the later part of the calendar year the Company focuses its energies on the Radiological Society of North America science exhibition which is held during the end of November and beginning of December each year. Accordingly, travel and trade show expenses will increase and other expenses associated with development will decrease. General and administrative expenses increased because of the recent purchase of the facility. There has also been an increase for the year ended June 30, 1996 for clinical expenses, consulting expenses, and professional fees. These expenses have increased as a result of the beginning of the Company's Phase I study, reliance on outside consults for non-software expertise associated with the device, and legal fees associated with capital raising and accounting.


Balance Sheet Data

Liquidity and Capital Resources

      The Company has financed its operations since inception by the issuance of equity securities with aggregate net proceeds of approximately $12,876,000. In March, 1996 the Company received net proceeds of approximately $3,600,000 from the private placement of its Series A Convertible Preferred Stock offering, approximately $1,600,000 from the private placement of its

Common Stock pursuant to Regulation S of the Securities Act of 1933, as amended, and approximately $2,000,000 from the exercise of options that were granted for services rendered. In December, 1996 the Company received net proceeds of approximately $4,500,000 from the private placement of Series B Convertible Preferred Stock and Warrants pursuant to Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

      The Company's combined cash and cash equivalents totaled $3,886,509 at December 31, 1996, representing an increase of $3,870,000 from $16,059 at June 30, 1995, and a negligible decrease of $105,354 from $3,975,354 on June 30, 1996. The continuing balance of approximately $3,500,000 in cash and cash equivalents is primarily due to receipt of approximately $11,700,000 in net proceeds from the private placement of equity securities, Series A and Series B Convertible Preferred Shares and Common Shares.


      The Company's prototype equipment totaled $270,375 at June 30, 1995, $575,338 at June 30, 1996, and $937,562 at December 31, 1996. All direct costs associated with the prototype equipment have been capitalized. The increase in prototype equipment is due to an increase in the development of the Computed Tomography Laser Mammography (CTLM/trademark/) device.

      The Company does not expect to generate a positive internal cash flow for at least the next twelve (12) months due to the expected increase in spending for research and development and the expected costs of commercializing it initial product, the CTLM device. The Company will require additional funds for its research and development, pre-clinical and clinical testing, operating expenses, Food and Drug Administration regulatory processes, and manufacturing and marketing programs. Accordingly, the Company will be required to raise additional funds prior to the end of calendar year 1997 in order to continue operations. The Company plans to raise additional funds by either: entering into a transaction(s) to privately place equity, either common or preferred stock, or debt securities, or combinations of both; or, placing equity into the public market through an underwritten secondary offering. At the present time there are no written commitments by individuals or entities for the additional funds necessary to continue operations after December 31, 1997.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Effective August 1, 1994, the accounting firm of Chandross & Margolies, P.A. was dissolved. Mr. Margolies formed a new accounting firm under the name of Margolies and Fink, Certified

Public Accountants. The predecessor accounting firm had issued an unqualified opinion on the financial statements through June 30, 1994, and this change is only as a result of the dissolution of the predecessor accounting firm. The appointment of Margolies and Fink, Certified Pubic Accountants was approved by the Board of Directors, and there were no disagreements as to the accounting practices or principles between the Company and the predecessor accounting firm that would need to be disclosed.


                        DIRECTORS AND EXECUTIVE OFFICERS

      Richard J. Grable, 54

      Chief Executive Officer and Director. Mr. Grable was a director of the Company for 1994/1995, 1995/1996, and was elected for 1996/1997.

      From March, 1994, to the Present: Mr. Grable is Chief Executive Officer and a Director of Imaging Diagnostic Systems, Inc., Plantation, Fla., a manufacturer of diagnostic imaging systems. Mr. Grable is primarily responsible for the development of the CTLM/trademark/ device.

      From January, 1994, to February, 1994: Mr. Grable was vice-president, research and development, for Lintronics Technologies, Inc., Tampa, Fla., a manufacturer of breast imaging systems.

      From March, 1992, to December, 1993: Mr. Grable was a an engineering consultant for Lintronics Technologies, Inc., Tampa, Fla., a manufacturer of breast imaging systems.

      From August, 1991 to February, 1992: Mr. Grable was an engineering consultant for Audio Intelligence Devices, Inc., Ft. Lauderdale, Fla., a manufacturer of surveillance devices.

      From May, 1990, to July, 1991: Mr. Grable was an engineering consultant for Telmed, Inc., Ft. Lauderdale, Fla., a software and electronic design Company.

Linda B. Grable, 58

      President and Chairman of the Board of Directors. Mrs. Grable was a director of the Company for 1994/1995, 1995/1996 and was elected for 1996/1997.

      From March, 1994, to Present: Mrs. Grable is President and a Director of Imaging Diagnostic Systems, Inc., Plantation, Fla., a manufacturer of diagnostic imaging systems.

      From September, 1991, to February, 1994: Mrs. Grable was President and Director of VCC Communications, Inc., Tampa, Fla., a manufacturer of voltage controlled oscillators (VCO).

      From August, 1988, to April, 1991: Mrs. Grable was President of Lintronics International Ltd., Inc., Plantation, Fla., a manufacturer of breast imaging systems.


      Allan L. Schwartz, 55

      Executive Vice-President, Chief Financial Officer and Director. Mr. Schwartz was a director of the Company for 1994/1995, 1995/1996, and was elected for 1996/1997.

      From March, 1994, to Present: Mr. Schwartz is Executive Vice-President and Chief Financial Officer of Imaging Diagnostic Systems, Inc., Plantation, Fla., a manufacturer of diagnostic imaging systems.

      From April, 1993, to February, 1994: Mr. Schwartz was President and Director of DynaMed Technologies, Inc., Coral Springs, Florida, a company that developed neural network software for use with laser imaging systems and medical managed care software.

      From August, 1991, to April, 1993: Mr. Schwartz was President and Director of Tron Industries, Inc., North Lauderdale, Florida, a developer of low voltage neon novelty products.

      From April, 1991, to July, 1991: Mr. Schwartz worked as a manufacturing consultant for SE Enterprises, Miami, Fla., a manufacturer of prototype homes.

      Peter S. Knezevich, 40

      From April, 1995, to Present: Mr. Knezevich is General Counsel and Vice President for Imaging Diagnostic Systems, Inc., Plantation, Fla., a manufacturer of diagnostic imaging systems.

      From May, 1994, to April 1995: Mr. Knezevich was in the private practice of law.

      From April, 1991, to May, 1994: Mr. Knezevich practiced law with the law firm of Ferrell & Fertel located in Miami, Florida.

      Robert H. Wake, 48

      From April, 1995, to Present: Mr. Wake is Director of Engineering for Imaging Diagnostic Systems, Inc., Plantation, Fla., a manufacturer of diagnostic imaging systems.

      From January, 1994, to March, 1995: Mr. Wake was a consultant to various companies in 3-D computer imaging. From October, 1986, to December, 1993: Mr. Wake founded and was President of Reality Imaging Corporation, Solon, Ohio, a manufacturer of 3-D computer imaging systems. Mr. Wake invented the Voxel Flinger 3-D imaging technology.



Family Relationships

      Mr. Richard J. Grable and Mrs. Linda B. Grable are husband and wife. Further, Richard J. Grable and Linda B. Grable are each "Control Persons" as a result of their control of a majority voting power of the Company's outstanding stock. Both parties disclaim, however, any beneficial interest or ownership in the shares owned by the other party.

Executive Compensation

      The following table sets forth the cash compensation paid or accrued by the Company to all of the Company's executive officers for the fiscal year ended June 30, 1996.

SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                                  -------------------   ----------------------
                                                        SECURITIES
NAME AND                                                UNDERLYING
PRINCIPAL                                               OPTIONS/
POSITION                 YEAR     SALARY($)             SAR'S(#)
-------------------------------------------------------------------------------

Richard J. Grable        1995     $100,000              357,527
CEO and Director         1996     $183,333(1)

Linda B. Grable          1995     $ 65,000              357,527
President and            1996     $ 91,000(1)
Director

Allan L. Schwartz        1995     $ 84,000              357,527
CFO and Director         1996     $124,000(1)


Peter S. Knezevich       1995     $ 12,500              315,447
General Counsel          1996     $ 56,000
Vice President

(1) Salary includes the following amounts which had accrued as of fiscal year end 1995 and which were paid in fiscal year 1996: $20,000, Richard J. Grable; $20,000, Allan L. Schwartz; and, $13,000, Linda B. Grable.

      The following table sets forth certain information concerning grants of options to purchase Common Stock to the Named Executive Officers during the fiscal year ended June 30, 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS

                                                                                   POTENTIAL REALIZABLE
                                                                                   VALUE AT ANNUAL RATES
                      NUMBER OF      PERCENT OF                                     OF STOCK PRICE
                      SECURITIES     TOTAL OPTIONS                                APPRECIATION FOR OPTION
                      UNDERLYING     GRANTED TO      EXERCISE OR                         TERM (1)
                      OPTIONS        EMPLOYEES IN    BASE PRICE   EXPIRATION
NAME                  GRANTED        FISCAL YEAR     ($/SHARE)       DATE         0%         5%          10%
----------------------------------------------------------------------------------------------------------------

Richard J. Grable     250,000(2)       23%           35% of FMV     7/4/99     $265,000   $330,200    $399,882
                      107,527(2)                     $.93           9/1/99          -     $  4,560    $ 20,219

Linda B. Grable       250,000(3)       23%           35% of FMV     7/4/99     $265,000   $330,200    $399,882
                      107,527(3)                     $.93           9/1/99          -     $  4,560    $ 20,219

Allan L. Schwartz     250,000(4)       23%           35% of FMV     7/4/99     $265,000   $330,200    $399,882
                      107,527(4)                     $.93           9/1/99          -     $  4,560    $ 20,219
Peter S.
Knezevich             199,640(5)       21%           35% of FMV     7/4/00     $211,618   $283,209    $362,642
                      119,047(5)                     $.84           9/1/00          -     $ 21,550    $ 46,409

(1)Potential realizable values are based n the fair market value per share as determined by the Company for financial statement purposes and represents hypothetical gains that could be achieved for the respective options if exercised at the date of the grant. The dollar amounts set forth in these columns are the result of calculations at the zero percent, five percent and ten percent rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Common Stock price. There can be no assurance that such potential realizable values will not be more or less than indicated in the table above.

(2)Pursuant to an employment agreement dated July 4, 1994, Mr. Grable was granted an option to purchase 250,000 Common Shares pursuant to the Company's non-qualified stock option plan vesting one year from the grant date. This plan was terminated effective July 1, 1996, for officers and directors. Additionally, on September 1, 1996, Mr. Grable was granted an option to purchase 107,527 shares of Common Stock pursuant to the Company's incentive stock option plan.

(3)Pursuant to an employment agreement dated July 4, 1994, Mrs. Grable was granted an option to purchase 250,000 Common Shares pursuant to the Company's non-qualified stock option plan vesting one year from the grant date. This plan was terminated effective July 1, 1996, for officers and directors. Additionally, on September 1, 1996, Mrs. Grable was granted an option to purchase 107,527 shares of Common Stock pursuant to the Company's incentive stock option plan.

(4)Pursuant to an employment agreement dated July 4, 1994, Mr. Schwartz was granted an option to purchase 250,000 Common Shares pursuant to the Company's non-qualified stock option plan vesting one year from the grant date. This plan was terminated effective July 1, 1996, for officers and directors. Additionally, on September 1, 1996, Mr. Schwartz was granted an option to purchase 107,527 shares of Common Stock pursuant to the Company's incentive stock option plan.

(5)Pursuant to an option agreement dated June 8, 1994, Mr. Knezevich was granted an option to purchase 150,000 Common Shares pursuant to the Company's non-qualified stock option plan vesting one year from the grant date. This plan was terminated effective July 1, 1996, for officers and directors. Additionally, on September 1, 1996, Mr. Knezevich was granted an option to purchase 119,047 shares of Common Stock pursuant to the Company's incentive stock option plan.

      The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended June 30, 1996 by the Name Executive Officers.

FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF              VALUE OF
                                                         SECURITIES             UNEXERCISED
                                                         UNDERLYING             IN-THE-MONEY
                                                         UNEXERCISED            OPTIONS
                         NUMBER OF                       OPTIONS AT             AT FISCAL
                         SECURITIES                      FISCAL YEAR END(#)     YEAR END($)
                         UNDERLYING
                         OPTIONS/SARS     VALUE
                         EXERCISED        REALIZED       EXERCISABLE/           EXERCISABLE/
NAME                     (#)              ($)            UNEXERCISABLE          UNEXERCISABLE
------------------------------------------------------------------------------------------------

Richard J. Grable          250,000        $243,750         357,527/-            $971,694/-

Linda B. Grable            250,000        $243,750         357,527/-            $971,694/-

Allan L. Schwartz          250,000        $243,750         357,527/-            $971,694/-

Peter S. Knezevich         199,600        $333,132         245,447/82,225       $698,729/$180,600



Employment Agreements


      The Company entered into five year employment agreements with each of Messrs. Richard J. Grable and Allan L. Schwartz and Mrs. Linda B. Grable beginning July 6, 1994. Pursuant to the terms of the employment agreements, the annual salaries during the Company's development stage are as follows: Richard
J. Grable: $250,000; Linda B. Grable: $78,000; and, Allan L. Schwartz: $104,000. During the Company's operational stage the salaries will be: Richard J. Grable:
$250,000; Linda B. Grable: $78,000, plus 3% of gross sales; and, Allan L.
Schwartz: $156,000. In addition, each employment agreement provides for bonuses, health insurance, car allowance, and related benefits. The bonuses are 5% of the adjusted consolidated net earnings of the Company; no bonuses have been paid. Richard J. Grable receives a royalty bonus based on sales of the CTLM device. The royalty bonus was granted to Mr. Grable because he is primarily responsible for the inventing and development of the CTLM device. For the first $1 million in sales Mr. Grable will receive a bonus of 2.5% of the gross sales, and for each $1 million increase to $4 million will receive an additional .5%. From $4 million to $10 million he will receive 4%; and, 5% in excess of $10 million. The Company entered into a two year employment agreement with Peter S. Knezevich on April 1, 1995, who was made a Vice President of the Company on September 18, 1995. The agreement currently provides for a salary of $85,000 per year plus the right to participate in the Company's incentive stock option plan and non-qualified stock option plan.


Stock Option Plans

      The Company has established an incentive stock option plan, as defined by
Section 422, Internal Revenue Code of 1986. For the fiscal year ended June 30, 1996, all of the executive officers are participants in this plan. The Company's non-qualified stock option plan with respect to the officers was terminated effective July 1, 1996.

Security Ownership of Certain Beneficial Owners and Management

      The following table provides information regarding beneficial ownership of the Company's Common Stock as of December 31, 1996, with respect to the number of shares and respective percentage of shares of Common Stock of the Company owned by each officer and director of the Company, each beneficial owner of more than five percent (5%) of the Company's Common Stock and by all directors and officers as a group. Unless otherwise indicated, such stockholders have sole voting and investment power with respect to shares beneficially owned.

NAME AND ADDRESS               NUMBER OF SHARES OWNED    % OF OUTSTANDING
OF BENEFICIAL OWNER            BENEFICIALLY (1)(2)       SHARES OF COMMON STOCK
------------------------       ----------------------    -----------------------

Richard J. Grable              9,132,752 (3)                        37%
Chief Executive Officer
and Director
c/o 6351 NW 18th Court
Plantation, FL 33313

Linda B. Grable                 9,132,752(4)                        37%
President and Director
c/o 6351 NW 18th Court
Plantation, FL 33313

Allan L. Schwartz               3,790,390(5)                        15%
Chief Financial Officer
and Director
c/o 6351 NW 18th Court
Plantation, FL 33313

Peter S. Knezevich                161,994(6)                        .6%
Vice President and
General Counsel
c/o 6351 NW 18th Court
Plantation, FL 33313

All officers and directors     13,085,136                            54%
as a group (4 persons)

(1)Except as indicate in the footnotes to this table, based on information provided by such persons, the persons named in the table above have sole voting power and investment power with respect to all shares of Common Stock shown beneficially owned by them.

(2) Percentage of ownership is based on 24,273,520 shares of Common Stock outstanding as of December 31, 1996. Shares of Common Stock subject to stock options that are exercisable within 60 days as of December 31, 1996 are deemed outstanding for computing the percentage of any other person or group.

(3)Includes 22,883 shares subject to options and 4,177,356 shares owned by the wife of Richard J. Grable, Linda B. Grable, of which he disclaims beneficial ownership.

(4)Includes 22,883 shares subject to options and 4,955,396 shares owned by the husband of Linda B. Grable, Richard J. Grable, of which she disclaims beneficial ownership.

(5)Includes 130,350 shares subject to options and 5,000 shares owned by the wife of Allan L. Schwartz, Carolyn Schwartz, of which he disclaims beneficial ownership.

(6)Includes 12,225 shares subject to options.

Certain Relationships and Related Transactions

      Mr. Richard J. Grable and Mrs. Linda B. Grable are husband and wife. Further, Richard J. Grable and Linda B. Grable are each "Control Persons" as a result of their control of majority voting power of the Company's outstanding Common Stock.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)



                                TABLE OF CONTENTS


                                                                  PAGE

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS        F - 1-2

        FINANCIAL STATEMENTS:

               Balance Sheet                                      F - 3

               Statements of Operations                           F - 4

               Statements of Stockholders' Equity                 F - 5-7

               Statements of Cash Flows                           F - 8-9

               Notes to Financial Statements                      F - 10-24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Imaging Diagnostic Systems, Inc.


We have audited the accompanying balance sheet of Imaging Diagnostic Systems, Inc. (a Development Stage Company) as of December 31, 1996, June 30, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the six months ended December 31, 1996 and 1995, and for the years ended June 30, 1996 and 1995, and for the period December 10, 1993 (date of inception) to June 30, 1994, and for the period December 10, 1993 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Imaging Diagnostic Systems, Inc. (a Development Stage Company), as of December 31, 1996 and June 30, 1996 and 1995, and the results of its operations and its cash flows for the six months ended December 31, 1996 and 1995, and for the years ended June 30, 1996 and 1995, and for the period December 10, 1993 (date of inception) to June 30, 1994, and for the period December 10, 1993 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

The Company is in the development stage as of December 31, 1996 and to date has had no significant operations. Recovery of the Company's assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                             /s/  MARGOLIES AND FINK
                                             -----------------------
                                                  MARGOLIES AND FINK

Pompano Beach, Florida
January 20, 1997


                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET



                                     ASSETS

                                                                    DECEMBER 31,      JUNE 30,        JUNE 30,
                                                                        1996            1996            1995
                                                                   ------------    ------------    ------------

Current assets:
  Cash                                                             $  3,886,509    $  3,975,354    $     16,059
  Loans receivable - stockholders                                          --              --            48,600
  Prepaid expenses                                                       10,053          15,900            --
                                                                   ------------    ------------    ------------
       Total current assets                                           3,896,562       3,991,254          64,659
                                                                   ------------    ------------    ------------

Property and equipment, net                                           3,868,698       1,050,194         285,976
Prototype equipment                                                     937,562         575,338         270,375
Other assets                                                              9,635          53,010           2,664
                                                                   ------------    ------------    ------------

                                                                      8,712,457    $  5,669,796    $    623,674
                                                                   ============    ============    ============

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                            $    497,549    $    205,750    $     84,460
  Current maturities of capital lease obligations                         8,499            --              --
  Stockholder loans                                                        --            77,833          48,773
                                                                   ------------    ------------    ------------

       Total current liabilities                                        506,048         283,583         133,233
                                                                   ------------    ------------    ------------

Long-term capital lease obligations                                      41,149            --              --
                                                                   ------------    ------------    ------------
Commitments and contingencies

Stockholders' equity:
  Convertible Preferred Stock (Series A), 5% cumulative annual dividend, no par value; authorized 4,000 shares, issued and
   outstanding 0, 2,400 and 0 shares, respectively                         --         2,160,000            --
  Convertible preferred stock (Series B), 7% cumulative annual dividend, no par value; authorized 450 shares, issued and
   outstanding 450, 0 and 0 shares, respectively                       4,500,00            --              --
  Common stock, no par value; authorized 48,000,000 shares,
   issued 24,273,520, 23,023,789 and 18,616,713, respecti            11,472,977       8,401,081       1,940,855
  Additional paid-in capital                                          1,336,655       1,221,540         622,500
  Deficit accumulated during the development stage                   (8,923,188)     (6,102,099)     (1,041,671)
                                                                   ------------    ------------    ------------

                                                                      8,386,444       5,680,522       1,521,684
Less: subscriptions receivable                                          (24,309)        (18,684)       (523,118)
         deferred compensation                                         (196,875)       (275,625)       (508,125)
                                                                   ------------    ------------    ------------

       Total stockholders' equity                                     8,165,260       5,386,213         490,441
                                                                   ------------    ------------    ------------

                                                                   $  8,712,457    $  5,669,796    $    623,674
                                                                   ============    ============    ============

               See accompanying notes to the financial statements.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                     SIX MONTHS ENDED             YEARS ENDED JUNE 30,
                                                       DECEMBER 31,               --------------------
                                                   1996           1995            1996            1995
                                             ------------    ------------    ------------    ------------
Compensation and related benefits:
   Administrative and engineering$           $    582,238    $    256,138    $  1,149,224    $    218,454
   Research and development                       297,780          94,460         207,509          96,116
Research and development expenses                 179,725           1,167         829,771          32,616
Advertising and promotion expenses                102,229          77,437         234,765         105,177
Selling, general and
   administrative expenses                        275,472          55,108         297,229          59,898
Clinical expenses                                  11,852            --           170,754            --
Consulting expenses                                37,420          72,333         303,080          88,219
Insurance costs                                    59,144          11,016          34,097          10,410
Professional fees                                  65,672          22,205         181,644          48,316
Stockholder expenses                               23,373            --              --              --
Trade show expenses                               114,796          27,389          85,623          48,871
Travel and subsistence costs                       86,948          45,078          99,826          50,189
Rent expense                                       36,506          23,850          91,123          33,853
Interest expense                                      391              46            --            21,774
Depreciation and amortization                     177,586          55,863         155,346          46,632
Amortization of deferred compensation              78,750         173,438         232,500         114,375
Interest income                                   (51,417)           --           (58,308)           --
                                             ------------    ------------    ------------    ------------

                                                2,078,465         915,528       4,014,183         974,720
                                             ------------    ------------    ------------    ------------
     Net loss                                  (2,078,465)       (915,528)     (4,014,183)       (974,720)

Dividends on cumulative
   preferred stock:
   From discount at issuance                      714,155            --           998,400            --
   Earned                                          28,469            --            47,845            --
                                             ------------    ------------    ------------    ------------
     Net loss applicable to
     common shareholders                     $ (2,821,089)   $   (915,528)   $ (5,060,428)    $  (974,720)
                                             ============    ============    ============    ============
Net loss per common share:

 Weighted average number of
     common shares                             23,820,035      18,870,569      21,354,155      16,881,230
                                             ============    ============    ============    ============

Net loss per common share                    $      (.116)   $      (.049)  $       (.237)   $      (.058)
                                             ============    ============    ============    ============

                                                         FROM                              FROM
                                                        INCEPTION                        INCEPTION
                                                      (DECEMBER 10,                     DECEMBER 10,
                                                      1993) TO JUNE 30,                  1993) TO
                                                           1994                      DECEMBER 31, 1996
                                                      ----------------               -----------------
Compensation and related benefits:
   Administrative and engineering$                    $       --                      $  1,949,916
   Research and development                                   --                           601,405
Research and development expenses                           23,118                       1,065,230
Advertising and promotion expenses                            --                           442,171
Selling, general and
   administrative expenses                                  19,505                         652,104
Clinical expenses                                             --                           182,606
Consulting expenses                                         10,150                         438,869
Insurance costs                                                448                         104,099
Professional fees                                             --                           295,452
Stockholder expenses                                          --                            23,373
Trade show expenses                                           --                           249,290
Travel and subsistence costs                                  --                           236,963
Rent expense                                                 7,650                         169,132
Interest expense                                             2,535                          24,700
Depreciation and amortization                                3,545                         383,109
Amortization of deferred compensation                         --                           425,625
Interest income                                               --                          (109,725)
                                                      ------------                    ------------
                                                            66,951                       7,134,319
                                                      ------------                    ------------
     Net loss                                              (66,951)                     (7,134,319)

Dividends on cumulative
   preferred stock:
   From discount at issuance                                  --                         1,712,555
   Earned                                                     --                            76,314
                                                      ------------                    ------------
     Net loss applicable to
     common shareholders                              $    (66,951)                   $  8,923,188)
                                                      ============                    ============
Net loss per common share:

 Weighted average number of
     common shares                                       6,288,887                      19,344,642
                                                      ============                    ============

Net loss per common share                             $      (.011)                   $      (.458)
                                                      ============                    ============

               See accompanying notes to the financial statements.


                         IMAGING DIAGNOSTIC SYSTEMS, INC
                          (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF STOCKHOLDERS' EQUITY

        PERIOD DECEMBER 10, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996



                                               PREFERRED STOCK (SERIES A)  PREFERRED STOCK (SERIES B)        COMMON STOCK
                                               --------------------------  --------------------------    --------------------
                                               NUMBER OF                   NUMBER OF                     NUMBER OF
                                                SHARES         AMOUNT       SHARES        AMOUNT          SHARES       AMOUNT
                                               ---------       ------      ---------      ------         ---------     ------

Balance at December 10, 1993 (date of inception)  -0-    $     -0-             -0-    $     -0-           -0-      $    -0-

Issuance of common stock, restated for reverse
 stock split                                       --           --              --           --            510,000     50,000

Acquisition of public shell                        --           --              --           --            178,752        --

Net issuance of additional shares of stock         --           --              --           --         15,342,520     16,451

Common stock sold                                  --           --              --           --             36,500     36,500

Net loss                                           --           --              --           --                --         --
                                            ----------    ----------     ----------     ---------      -----------  ----------

Balance at June 30, 1994                           --           --              --           --         16,067,772    102,951

Common stock sold                                  --           --              --           --          1,980,791  1,566,595

Common stock issued in exchange for services       --           --              --           --            115,650     41,559

Common stock issued with employment agreement      --           --              --           --             75,000     78,750

Common stock issued for compensation               --           --              --           --            377,500    151,000

Stock options granted                              --           --              --           --                --         --

Amortization of deferred compensation              --           --              --           --                --         --

Net loss                                           --           --              --           --                --         --
                                            ----------    ----------     ----------     ---------      -----------  ----------

Balance at June 30, 1995                          --           --              --           --          18,616,713   1,940,855
                                            ----------    ----------     ----------     ---------      -----------  ----------

                                                                                                 (CONTINUED)

               See accompanying notes to the financial statements.


                             IMAGING DIAGNOSTIC SYSTEMS, INC.
                              (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF STOCKHOLDERS' EQUITY

            PERIOD DECEMBER 10, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                                                        DEFICIT
                                                                        ACCUMULATED
                                                       ADDITIONAL       DURING THE
                                                       PAID-IN          DEVELOPMENT    SUBSCRIPTIONS    DEFERRED
                                                       CAPITAL          STAGE          RECEIVABLE       COMPENSATION    TOTAL
                                                       ----------       ------------   -------------    ------------  -----------

Balance at December 10, 1993 (date of inception)       $     -0-            $   -0-       $   -0-          $     -0-    $      -0-

Issuance of common stock, restated for reverse
 stock split                                                  -                  -             -                  -        50,000

Acquisition of public shell                                   -                  -             -                  -             -

Net issuance of additional shares of stock                    -                  -             -                           16,451

Common stock sold                                             -                  -             -                  -        36,500

Net loss                                                      -            (66,951)            -                  -       (66,951)
                                                       ----------       ------------   -------------    ------------  -----------

Balance at June 30, 1994                                      -            (66,951)            -                  -        36,000

Common stock sold                                             -                  -      (523,118)                 -     1,043,477

Common stock issued in exchange for services                  -                  -             -                  -        41,559

Common stock issued with employment agreement                 -                  -             -                  -        78,750

Common stock issued for  compensation                         -                  -             -                  -       151,000

Stock options granted                                   622,500                  -             -           (622,500)            -

Amortization of deferred compensation                         -                  -             -            114,375       114,375

Net loss                                                      -           (974,720)            -                  -      (974,720)
                                                       ----------       ------------   -------------    ------------  -----------
Balance at  June 30, 1995                               622,500         (1,041,671)     (523,118)          (508,125)      490,441
                                                       ----------       ------------   -------------    ------------  -----------


                                                                                                            (Continued)

               See accompanying notes to the financial statements.


                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

        PERIOD DECEMBER 10, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                                    PREFERRED STOCK (SERIES A)  PREFERRED STOCK (SERIES B)        COMMON STOCK
                                                    --------------------------  -------------------------  ------------------------
                                                    NUMBER OF                    NUMBER OF                  NUMBER OF
                                                    SHARES          AMOUNT        SHARES       AMOUNT         SHARES     AMOUNT
                                                    ---------       ------       ---------     ------      ---------     ------


Balance at  June 30, 1995                                 -              -           -            -      18,616,713     1,940,855
                                                 ----------     ----------     --------     --------     -----------    ----------
Preferred stock sold, including dividends             4,000      3,600,000           -            -               -             -

Common stock sold                                        -              -            -            -         700,471     1,561,110

Cancellation of stock subscription                       -              -            -            -        (410,500)     (405,130)

Common stock issued in exchange for services             -              -            -            -       2,503,789     2,778,718

Common stock issued with exercise of stock options       -              -            -            -         191,500       104,375

Common stock issued with exercise of options
 for compensation                                        -              -            -            -         996,400        567,16

Conversion of preferred stock to common stock       (1,600)    (1,440,000)           -            -         420,662     1,839,360

Common stock issued as payment of preferred
  stock dividends                                        -              -            -             -          4,754        14,629

Dividends accrued on preferred
 stock not yet converted                                 -              -            -             -            -              -

Collection of stock subscriptions                        -              -            -             -            -              -

Amortization of deferred compensation                    -              -            -             -            -              -

Net loss                                                 -              -            -             -            -              -
                                                 ----------     ----------     --------     --------     -----------    ----------

Balance at June 30, 1996                              2,400      2,160,000           -             -      23,023,789    8,401,081
                                                 ----------     ----------     --------     --------     -----------    ----------
                                                                                                                    (Continued)


              See accompanying notes to the financial statements.



                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

        PERIOD DECEMBER 10, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                                              DEFICIT
                                                              ACCUMULATED
                                                  ADDITIONAL  DURING THE
                                                   PAID-IN    DEVELOPMENT    SUBSCRIPTIONS DEFERRED
                                                   CAPITAL    STAGE          RECEIVABLE    COMPENSATION   TOTAL
                                                  ---------   ------------   ------------- ------------   --------

Balance at June 30, 1995                           622,500    (1,041,671)     (523,118)     (508,125)      490,441
                                                 ---------   ------------   ------------- -----------   ----------

Preferred stock sold, including dividends          998,400      (998,400)            -             -     3,600,000

Common stock sold                                        -             -             -             -     1,561,110

Cancellation of stock subscription                       -             -       405,130             -
                                                                                                                 -

Common stock issued in exchange for services             -             -             -             -
                                                                                                         2,778,718

Common stock issued with exercise of stock options       -             -        (4,375)            -
                                                                                                           100,000

Common stock issued with exercise of options
 for compensation                                        -             -             -             -       567,164

Conversion of preferred stock to common           (399,360)            -             -             -             -

Common stock issued as payment of preferred
  stock dividends                                        -       (14,629)            -             -             -

Dividends accrued on preferred
 stock not yet converted                                 -       (33,216)            -             -       (33,216)

Collection of stock subscriptions                       -             -        103,679             -       103,679

Amortization of deferred compensation                    -            -             -        232,500       232,500

Net loss                                                 -    (4,014,183)           -             -    (4,014,183)
                                                 ---------   ------------   ------------- -----------   -----------

Balance at June 30, 1996                         1,221,540    (6,102,099)      (18,684)     (275,625)    5,386,213
                                                 ---------   ------------   ------------- -----------   -----------

              See accompanying notes to the financial statements.


                             IMAGING DIAGNOSTIC SYSTEMS, INC.
                              (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

            PERIOD DECEMBER 10, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                                    PREFERRED STOCK (SERIES A)  PREFERRED STOCK (SERIES B)       COMMON STOCK
                                                    --------------------------  -------------------------   ----------------------
                                                      NUMBER OF                   NUMBER OF                  NUMBER OF
                                                       SHARES      AMOUNT          SHARES     AMOUNT          SHARES       AMOUNT
                                                    -----------   ----------     ----------  ------------   ----------     -------

Balance at June 30, 1996                                2,400      2,160,000         -            -         23,023,789    8,401,081
                                                    ---------     ----------     -----    ---------        -----------   ----------

Preferred stock sold, including dividends                   -             -        450     4,500,00               -              -

Conversion of preferred stock to common stock          (2,400)   (2,160,000)         -            -          1,061,202    2,759,040

Common stock issued in exchange for services                -             -          -            -             31,200       90,480

Common stock issued for compensation                        -             -          -            -              3,200       10,463

Common stock issued with exercise of stock
 options                                                    -             -          -            -              5,000        6,250

Common stock issued with exercise of stock
 options, through stock appreciation rights                 -             -          -            -            128,369      156,060

Common stock issued as payment of preferred
  stock dividends                                           -             -          -            -             20,760       49,603

Payment of accrued dividends on converted shares            -             -          -            -               -              -

Dividends accrued on preferred
 stock not yet converted                                    -             -          -            -               -              -

Collection of stock subscriptions                           -             -          -            -               -              -

Amortization of deferred compensation                       -             -          -            -               -              -

Net loss                                                    -             -          -            -               -              -
                                                    ---------     ----------     -----    ---------        -----------   ----------

Balance at December 31, 1996                                -       $     -        450   $4,500,000         24,273,520  $11,472,977
                                                    =========     ==========     =====    =========        ===========   ==========
                                                                                          (Continued)

              See accompanying notes to the financial statements.



                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

        PERIOD DECEMBER 10, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                                                       DEFICIT
                                                                       ACCUMULATED
                                                          ADDITIONAL   DURING THE
                                                          PAID-IN      DEVELOPMENT    SUBSCRIPTIONS    DEFERRED
                                                          CAPITAL      STAGE          RECEIVABLE       COMPENSATION       TOTAL
                                                          ---------    ------------   -------------    ------------   -----------

Balance at June 30, 1996                                  1,221,540      (6,102,099)        (18,684)       (275,625)    5,386,213
                                                          ---------    ------------   -------------    ------------   -----------

Preferred stock sold, including dividends                   714,155        (714,155)              -               -     4,500,000

Conversion of preferred  stock to common                   (599,040)              -               -               -             -

Common stock issued in  exchange for services                     -               -               -               -        90,480

Common stock issued  for compensation                             -               -               -               -        10,463

Common stock issued with  exercise of stock                       -               -          (6,250)              -             -

Common stock issued with exercise of stock options,
 through stock appreciation rights                                -               -               -               -       156,060

Common stock issued as payment of preferred
 stock dividends                                                  -         (49,603)              -               -             -

Payment of accrued dividends on converted                         -          33,216               -               -        33,216

Dividends accrued on preferred
 stock not yet converted                                          -         (12,082)              -               -       (12,082)

Collection of stock  subscriptions                                -               -             625               -           625

Amortization of deferred compensation                             -               -               -          78,750        78,750

Net loss                                                          -      (2,078,465)              -               -    (2,078,465)
                                                          ---------    ------------     -----------     -----------   -----------

Balance at December 31, 1996                              1,336,655    $ (8,923,188)     $  (24,309)    $  (196,875)  $ 8,165,260
                                                         ==========    ============      ===========    ===========   ===========


                            See accompanying notes to the financial statements


                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                           INCREASE (DECREASE) IN CASH

                                                                                                      FROM             FROM
                                                                                                      INCEPTION        INCEPTION
                                                   SIX MONTHS ENDED           YEARS ENDED JUNE 30,    (DECEMBER 10,    (DECEMBER 10,
                                                     DECEMBER 31,             ---------------------   1993) TO JUNE 30 1993) TO
                                                  1996           1995         1996            1995       1994          DEC 31, 1996
                                              -------------------------    -------------------------  ---------------- -------------

Net loss                                      $(2,078,465)   $ (915,528)  $ (4,014,183)   $  (974,720)  $  (66,951)   $ (7,134,319)
                                                ---------     ---------     ----------       --------    ---------      ----------
Adjustments to reconcile net loss to net cash
  used for operating activities:
    Depreciation and amortization                 177,586        55,863        155,346         46,632        3,545         383,109
    Amortization of deferred compensation          78,750       173,438        232,500        114,375          -           425,625
    Noncash compensation and
     consulting expenses                          307,231           -        1,484,473        192,559          -         1,984,263
    (Increase) decrease in loans
      receivable - shareholders                       -          48,600         48,600        (48,600)         -               -
   (Increase) decrease in prepaid                   5,847            -         (15,900)           -            -           (10,053)
    Increase in other assets                       43,375       (16,006)       (50,346)        (1,249)      (1,415)         (9,635)
    Increase in accounts payable
      and accrued expenses                        291,799        62,956        121,290         76,491        7,969         497,549
                                              -----------  ------------    -----------   ------------   ----------    ------------
    Total adjustments                             904,588       324,851      1,975,963        380,208       10,099       3,270,858
                                              -----------  ------------    -----------   ------------   ----------    ------------
Net cash used for operating activities         (1,173,877)     (590,677)    (2,038,220)      (594,512)     (56,852)     (3,863,461)
                                              -----------  ------------    -----------   ------------   ----------    ------------
Cash flows from investing activities:
    Prototype equipment                          (362,224)     (340,904)      (304,963)      (210,675)     (59,700)        (937,562)
    Capital expenditures                       (2,945,801)     (311,554)      (908,666)      (169,717)     (87,686)     (4,111,870)
                                              -----------  ------------    -----------   ------------   ----------    ------------
    Net cash used for investing activities     (3,308,025)     (652,458)    (1,213,629)      (380,392)    (147,386)     (5,049,432)
                                              -----------  ------------    -----------   ------------   ----------    ------------
Cash flows from financing activities:
    Repayment of capital lease obligations           (641)          -              -              -           -               (641)
    Proceeds from stockholder loans, net          (77,833)      (14,000)        29,060        (61,412)     110,185             -
    Proceeds from issuance of preferred stock   4,500,000           -        3,600,000            -           -          8,100,000
    Preferred dividends charged to
     accumulated deficit                          (28,469)          -          (47,845)           -           -            (76,314)
    Proceeds from issuance of common stock            -       1,398,723      3,629,929      1,043,477      102,951       4,776,357
                                              -----------  ------------    -----------   ------------   ----------    ------------
    Net cash provided by financing activities   4,393,057     1,384,723      7,211,144        982,065      213,136      12,799,402
                                              -----------  ------------    -----------   ------------   ----------    ------------
Net increase (decrease) in cash                   (88,845)      141,588      3,959,295          7,161        8,898       3,886,509

Cash and cash equivalents at
    beginning of period                         3,975,354        16,059         16,059          8,898            0               0
                                              -----------  ------------    -----------   ------------   ----------    ------------
Cash and cash equivalents at
    end of period                             $ 3,886,509   $   157,647    $ 3,975,354     $   16,059   $    8,898    $  3,886,509
                                              ===========  ============    ===========   ============   ==========    ============

                                                                                  (CONTINUED)



                       See accompanying notes to the financial statements.


                                 IMAGING DIAGNOSTIC SYSTEMS, INC.
                                  (A DEVELOPMENT STAGE COMPANY)

                               STATEMENT OF CASH FLOWS (CONTINUED)


                                                                                                  FROM                FROM
                                                                                                 INCEPTION          INCEPTION
                                                SIX MONTHS ENDED      YEARS ENDED JUNE 30,     (DECEMBER 10,      (DECEMBER 10,
                                                    DECEMBER          --------------------   1993) TO JUNE 30       1993) TO
                                              1996         1995         1996        1995           1994         DECEMBER 31, 1996
                                             ------       -------     ---------   --------   -----------------  -----------------
Supplemental disclosures of cash
 flow information:

    Cash paid for interest                 $    391     $   21,774    $    -      $   21,774     $  2,535      $    24,700
                                          =========     ==========    =========   ==========     ========      ===========

Supplemental disclosures of noncash
 investing and financing activities:

    Issuance of common stock in
      exchange for services                $ 90,480     $    -        $ 886,780   $   41,559     $    -        $ 1,018,819
                                          =========     ==========    =========   ==========     ========      ===========

    Issuance of common stock in
     exchange for property and equipment   $    -       $    -        $  10,900   $   78,750     $    -        $    89,650
                                          =========     ==========    =========   ==========     ========      ===========

    Issuance of common stock for
     compensation                          $ 10,463     $    -        $ 567,164   $  151,000     $     -       $   728,627
                                          =========     ==========    =========   ==========     ========      ===========

    Issuance of common stock through
      exercise of incentive stock options  $156,060     $    -        $     -     $      -       $     -       $   156,060
                                          =========     ==========    =========   ==========     ========      ===========

    Issuance of common stock as
     payment for preferred stock dividends $ 49,603     $    -        $  14,629   $      -       $     -       $    64,232
                                          =========     ==========    =========   ==========     ========      ===========

    Acquisition of property and equipment
     through the issuance of a capital
     lease payable                         $ 50,289     $    -        $     -     $      -       $     -       $    50,289
                                          =========     ==========    =========   ==========     ========      ===========


               See accompanying notes to the financial statements.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

(1)     BACKGROUND

The Company,("Imaging Diagnostic Systems, Inc.") was organized in the state of New Jersey on November 8, 1985, under its original name of Alkan Corp. On April 14, 1994, a reverse merger was effected between Alkan Corp. and the Florida Corporation of Imaging Diagnostic Systems, Inc.("IDSI-Fl."). IDSI-Fl. was formed on December 10, 1993.(see Note 3) Effective July 1, 1995 the Company changed its corporate status to a Florida Corporation.

The Company is in the business of developing medical imaging devices based upon the combination of the advances made in ultrafast electro-optic technology and the unique knowledge of medical imaging devices held by the founders of the Company. Previously, the technology for these imaging devices had not been available. The initial CTLM/trademark/ prototype has been developed with the use of Ultrafast Laser Imaging Technology"/trademark/, and this technology was first introduced at the "RSNA" scientific assembly and conference during late November 1994. The completed CTLM/trademark/ device was exhibited at the "RSNA" conference November 26-30, 1995. The Company exhibited the pilot production run CTLM/trademark/ device at the "RSNA" conference held in Chicago on December 1-6, 1996. The Company filed its initial patent application for the CTLM/trademark/ device on June 7, 1995 and has subsequently filed for foreign patent protection.

The initial CTLM/trademark/ prototype produced live images of an augmented breast on February 23, 1995. From the experience gained with this initial prototype, the Company continued its research and development resulting in new hardware and software enhancements. The Food and Drug Administration (FDA) approved calibration Investigational Device Exemption ("IDE") clinical testing in the Company's laboratory. This phase of clinical testing was approved for a small number of calibration scans on volunteers. At the conclusion of the calibration studies, the Company will commence its first clinical trial at the Strax Diagnostic Breast Institute under a Phase I - IDE application, which was approved by the FDA on February 9, 1996. Four additional clinical sites are planned by the end of calendar 1997.

The Company is currently in a development stage and is in the process of raising additional capital. There is no assurance that once the development of the CTLM/trademark/ prototype is completed and finally gains Federal Drug Administration marketing clearance, that the Company will achieve a profitable level of operations.

                                                                   (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a) Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        (b) Cash and cash equivalents

        Holdings of highly liquid investments with original maturities of three months of less and investment in money market funds are considered to be cash equivalents by the Company.

        (c) Prototype equipment

        The direct costs associated with the final CTLM prototypes have been capitalized. On June 17, 1996 the Company's Director of Research and Development and the Director of Engineering decided to discontinue with the development of the then current generation proprietary scanner and data collection system (components of the prototype CTLM device) and to begin development of a third generation scanner and data collection system. As a result, certain items amounting to $677,395 were reclassified as follows: $512,453 as research and development expense and $164,941 as computer and lab equipment. The costs associated with the completed prototype units placed at clinical test locations will be transferred to clinical equipment at their historical cost. The prototype costs will be amortized over a period of two years upon placement of the equipment at the clinical testing locations.

        (d) Property and equipment

        Property and equipment are stated at cost, less accumulated depreciation and amortization. CTLM software development costs incurred with outside consultants have been capitalized at cost. Once the final CTLM is available for sale, the software upgrades will be expensed in the period incurred. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the related assets.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (e) Research and Development

        Research and development expenses consist of expenditures for equipment which are used in testing and the development of the Company's prototypes. These expenses include testing at outside laboratories, parts associated with the design of initial components and tooling costs, and other costs which do not remain with the developed CTLM prototype. All research and development costs are expensed as incurred.

        (f) Net loss per share

        Net loss per share of common stock is computed by dividing the net loss applicable to common shareholders by the weighted average number of common shares outstanding and common stock equivalents. Stock options and the Convertible Preferred Stock are considered common stock equivalents unless their inclusion would be anti-dilutive.

        (g) Income taxes

        Effective December 10, 1993, the Company adopted the method of accounting for income taxes pursuant to the Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

        (h) Reclassifications

        Certain amounts in the prior period financial statements have been reclassified to conform with the current period presentation.

(3)     MERGER

On April 14, 1994, IDSI-Fl. acquired substantially all of the issued and outstanding shares of Alkan Corp. The transaction was accounted for as a reverse merger in accordance with Accounting Principles Board Opinion #16, wherein the shareholders of IDSI-Fl. retained the majority of the outstanding stock of Alkan Corp. after the merger.(see Note 12)

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3)     MERGER (CONTINUED)

As reflected in the Statement of Stockholders' Equity, the Company recorded the merger with the public shell at its cost, which was zero, since at that time the public shell did not have any assets or equity. There was no basis adjustment necessary for any portion of the merger transaction as the assets of IDSI-Fl. were recorded at their net book value at the date of merger. The 178,752 shares represents the exchange of shares between the companies at the time of merger.

As part of the transaction, the certificate of incorporation of Alkan was amended to change its name to Imaging Diagnostic Systems, Inc.

(4)     GOING CONCERN

The Company is currently a development stage company and its continued existence is dependent upon the Company's ability to resolve its liquidity problems, principally by obtaining additional debt financing and/or equity capital. The Company has yet to generate an internal cash flow, and until the sales of its product begins, the Company is totally dependent upon the debt and equity funding.

As a result of these factors, there exists substantial doubt about the Company's ability to continue as a going concern. However, management of the Company is continually negotiating with various outside entities for additional funding necessary to complete the clinical testing phase of development, required before they can receive FDA marketing clearance. In addition, management has been able to raise the necessary capital to reach this stage of product development and has been able to fund any capital requirements to date. There is no assurance that once the development of the CTLM/trademark/ prototype is completed and finally gains Federal Drug Administration marketing clearance, that the Company will achieve a profitable level of operations.

(5)     STOCKHOLDERS' LOANS - RECEIVABLES AND PAYABLES

The loans receivable as of June 30, 1995 from certain officers represent payroll advances. The officers repaid these loans as a payroll deductions during the fiscal year ended June 30, 1996.

Certain of the major shareholders have advanced funds to the Company in 1995 and 1996. These loans are unsecured and non-interest bearing. These loans have been repaid in full subsequent to June 30, 1996.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6)     PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, less accumulated depreciation:
                                                                JUNE 30,
                                          DECEMBER 31,  ----------------------
                                             1996           1996        1995
                                        --------------  -----------   --------

    Furniture and fixtures              $      199,777  $    28,199   $ 13,555
    Building and land                        1,971,242            -          -
    Clinical equipment                         250,000            -          -
    Computers and equipment                    271,175      164,270     85,194
    CTLM software costs                      1,222,624      789,668    190,523
    Trade show equipment                       140,159       81,416     23,490
    Laboratory equipment                       158,423      153,758          -
    Leasehold improvements                                   38,407     23,391
                                        --------------   ----------   ---------

                                             4,213,400    1,255,718    336,153
    Less: accumulated depreciation            (344,702)    (205,524)   (50,177)
                                        --------------   ----------   --------

           Total                         $   3,868,698  $ 1,050,194   $285,976
                                        ==============   ==========   ========

The estimated useful lives of property and equipment for purposes of computing depreciation and amortization are:

      Furniture, fixtures, clinical, computers, laboratory
        equipment and trade show equipment                  5-7 years
      Building                                               40 years
      CTLM software costs                                     5 years
      Leasehold improvements                          Length of lease (1 year)

Telephone equipment, acquired under a long-term capital lease at a cost of $50,289, is included in furniture and fixtures. The net unamortized cost of the CTLM software at December 31, 1996, June 30, 1996 and 1995 are $1,004,757, $672,416 and $171,216, respectively. Amortization expense related to the CTLM software for each period presented in the statement of operations is as follows:

                      PERIOD ENDED                  AMOUNT
                      ------------                ---------

                          12/31/96                $ 100,615
                           6/30/96                   98,019
                           6/30/95                   19,160
                           6/30/94                       73
                                                  ---------

                        Total                     $ 217,867
                                                  =========

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7)     OTHER ASSETS

Other assets consist of the following:
                                                              JUNE 30,
                                        DECEMBER 31,   ---------------------
                                            1996         1996         1995
                                        ----------     ---------    --------

    Deposit on purchase of new building $       -      $  50,000    $     -
    Security deposits                        9,635         3,010       2,664
                                        ----------     ---------    --------

           Totals                       $    9,635     $  53,010    $  2,664
                                        ==========     =========    ========

The Company had paid a $50,000 deposit on the acquisition of a building, with a purchase price of $1,250,000, as of June 30, 1996, which was finally acquired on August 29, 1996.

(8)     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                                                            JUNE 30,
                                         DECEMBER 31, -----------------------
                                             1996        1996         1995
                                         -----------  ----------    ---------

     Accounts payable - trade            $   399,309  $  165,047    $  83,743
     Preferred stock dividends payable        12,082      33,216           -
     Payroll taxes payable                    86,158       7,487          717
                                         -----------  ----------    ---------

            Totals                       $   497,549  $  205,750    $  84,460
                                         ===========  ==========    =========

(9)     LEASES

The Company has entered into a lease arrangement which expires in 2002 for its telephone equipment. This arrangement transfers to the Company substantially all of the risks and benefits of ownership of the related asset. The asset has been capitalized as property and equipment (see Note 6) and the obligation has been recorded as debt. At December 31, 1996, approximate future minimum lease payments under capitalized lease obligations were as follows:

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(9)     LEASES (CONTINUED)

        YEAR ENDING JUNE 30
        -------------------

               1997                                             $  7,224
               1998                                               12,384
               1999                                               12,384
               2000                                               12,384
               2001                                               12,384
               2002                                                4,128
                                                                --------

               Total minimum lease payments                       60,888
               Less amount representing interest                 (11,240)
                                                                --------
               Present value of net minimum lease payments        49,648

               Less current portion                               (8,499)
                                                                --------
               Long-term portion                                $ 41,149
                                                                ========

The Company also leases certain office equipment and office space under operating leases expiring in various years through June 1998. The Company's lease for its office space expired during the fiscal year ended June 30, 1997.

Minimum future lease payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1996 for each of the next two years and in the aggregate are:

                 FISCAL YEAR ENDED
                      JUNE 30,                             AMOUNT
                 -----------------                       ----------

                        1997                              $  1,698
                        1998                                 3,396
                                                          ---------

               Total minimum future lease payments        $  5,094
                                                          ========

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(10)    INCOME TAXES

No provision for income taxes has been recorded in the accompanying financial statements as a result of the Company's net operating losses. The Company has unused tax loss carryforwards of approximately $6,659,000 to offset future taxable income. Such carryforwards expire in years beginning 2009. The deferred tax asset recorded by the Company as a result of these tax loss carryforwards is approximately $2,264,000, $1,538,500 and $315,000 at December 31, 1996, June 30,
1996 and 1995, respectively. The Company has reduced the deferred tax asset resulting from its tax loss carryforwards by a valuation allowance of an equal amount as the realization of the deferred tax asset is uncertain. The net change in the deferred tax asset and valuation allowance from July 1, 1996 to December 31, 1996 was an increase of approximately $725,500.

(11)    CONVERTIBLE PREFERRED STOCK

On April 27, 1995, the Company amended the Articles of Incorporation to provide for the authorization of 2,000,000 shares of no par value preferred stock. The shares were divided out of the original 50,000,000 shares of no par value common stock.

The Company issued 4,000 shares of "Series A Convertible Preferred Stock" ("Series A Preferred Stock") on March 21, 1996 under a Regulation S Securities Subscription Agreement. The agreement called for a purchase price of $1,000 per share, with net proceeds to the Company, after commissions and issuance costs, amounting to $3,600,000.

As of June 30, 1996, 1,600 shares of the Series A Preferred Stock had been converted into a total 425,416 shares (including accumulated dividends) of the Company's common stock. The remaining 2,400 shares of Series A Preferred Stock were converted into 1,061,202 shares (including accumulated dividends) of the Company's common stock as of December 31, 1996.

The Company issued 450 shares of "Series B Convertible Preferred Stock" ("Series B Preferred Stock") and warrants to purchase up to an additional 112,500 shares of common stock on December 17, 1996 pursuant to Regulation D and Section 4(2) of the Securities Act of 1933. The agreement called for a purchase price of $10,000 per share, with proceeds to the Company amounting to $4,500,000.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(11)    CONVERTIBLE PREFERRED STOCK (CONTINUED)

The holders of the Series B Preferred Stock may convert up to 34% of the Series B Preferred Stock 80 days from issuance (March 7, 1997), up to 67% of the Series B Preferred Stock 100 days from issuance (March 27, 1997), and may convert their remaining shares 120 days from issuance (April 19, 1997) without the payment of any additional consideration, into fully paid and nonassessable shares of the Company's no par value common stock based upon the "conversion formula". The conversion formula states that the holder of the Series B Preferred Stock will receive shares determined by dividing (I) the sum of $10,000 by the (ii) "Conversion Price" in effect at the time of conversion. The "Conversion Price" shall be equal to eighty-two percent (82%) of the Market Price of the Company's common stock; provided, however, that in no event will the "Conversion Price" be greater than $3.85. The warrants are exercisable at any time for an exercise price of $5.00 and will expire five years from the date of issue.

The agreement provides that no fractional shares shall be issued. In addition, provisions are made for any stock dividends or stock splits that the Company may issue with respect to their no par value common stock. The Company is also required to reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall be available to effect the conversion of all of the outstanding shares of Convertible Preferred Stock. The holders of the Series B Preferred Stock are also entitled to receive a seven percent (7%) per share, per annum dividend out of legally available funds and to the extent permitted by law. These dividends are payable quarterly on the last business day of each quarter commencing with the calendar quarter next succeeding the date of issuance of the Series B Preferred Stock. Such dividends shall be fully cumulative and shall accrue, whether or not declared by the Board of Directors of the Company, and may be payable in cash or in freely tradeable shares of common stock.

The Series B Preferred Stockholders shall have voting rights similar to those of the regular common stockholders, with the number of votes equal to the number of shares of common stock that would be issued upon conversion thereof. The Series B Preferred Stock shall rank senior to any other class of capital stock of the Company now or hereafter issued as to the payment of dividends and the distribution of assets on redemption, liquidation, dissolution or winding up of the Company.

As of December 31, 1996, none of the Series B Preferred Stock or the associated warrants had been converted, and there was a total of $12,082 of accrued dividends payable.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(12)    COMMON STOCK

On June 8, 1994, at a special meeting of shareholders of the Company, a one for one hundred reverse stock split was approved reducing the number of issued and outstanding shares of common stock from 68,875,200 shares to 688,752 shares (510,000 shares of original stock, for $50,000, and the 178,752 shares acquired in the merger). In addition, the board of directors approved the issuance of an additional 27,490,000 shares of common stock that had been provided for in the original merger documents. However, during April, 1995 the four major shareholders agreed to permanently return 12,147,480 of these additional shares. Therefore, the net additional shares of common stock issued amounts to 15,342,520 shares, and the net additional shares issued as a result of this transaction have been reflected in the financial statements of the Company. (See Statement of Stockholders' Equity)

The Company has sold 1,290,069 shares of its common stock through Private Placement Memorandums dated April 20, 1994 and December 7, 1994, as subsequently amended. The net proceeds to the Company under these Private Placement Memorandums were approximately $1,000,000. In addition, the Company has sold 690,722 shares of "restricted common stock" during the year ended June 30, 1995. These shares are restricted in terms of a required holding period before they become eligible for free trading status. As of June 30, 1995, receivables from the sale of common stock during the year amounted to $523,118. The Company has an escrow agent as custodian for these unpaid shares. During the year ended June 30, 1996, 410,500 shares of the common stock related to these receivables were canceled and $103,679 was collected on the receivable. The unpaid balance of $14,309 as of June 30, 1996 is reflected as a reduction to stockholder's equity on the Company's balance sheet.

During the year ended June 30, 1995, 115,650 shares of common stock were issued to satisfy obligations of the Company amounting to $41,559, approximately $.36 per share, which approximated fair market value at the date of issuance.

During the year ended June 30, 1995, the wages accrued to the officers of the Company in the amount of $151,000, was satisfied with the issuance of 377,500 shares of restricted common stock. Compensation expenses had been charged during the fiscal year pursuant to the employment agreements with the officers. In addition, during the year ended June 30, 1995, 75,000 shares of restricted common stock were issued to a company executive pursuant to the employment agreement with this executive.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(12)    COMMON STOCK (CONTINUED)

During the year ended June 30, 1996, the Company sold, under the provisions of Regulation S, a total of 700,471 shares of common stock. The proceeds from the sale of these shares of common stock amounted to $1,561,110. The Company issued an additional 2,503,789 shares ($2,778,718) of its common stock as a result of the exercise of stock options issued in exchange for services rendered during the year. Cash proceeds associated with the exercise of these options and the issuance of these shares amounted to $1,860,062, with the remaining $918,656 reflected as noncash compensation. These 2,503,789 shares were issued at various times throughout the fiscal year. The stock has been recorded at the Company's determination of fair market value at the various dates of the transactions. Compensation was recorded for the full amount of the transaction when no cash was paid for the shares, and it was recorded at the excess of the value of the transaction over any cash received in those particular instances.

As of December 31, 1996, there were a total of 1,486,618 shares of common stock issued as a result of the conversion of the "Series A Convertible Preferred Stock" and the related accumulated dividends. (See Note 11)

Common stock issued to employees as a result of the exercise of their incentive stock options and their non-qualified stock options during the fiscal year ended June 30, 1996 amounted to 1,187,900, of which 996,400 shares were issued pursuant to the provisions of the non-qualified stock options and were exercised in a "cash-less" transaction, resulting in compensation to the officers of $567,164. Compensation cost was measured as the excess of fair market value of the shares received over the value of the SAR shares tendered in the transaction. The excess of fair market value at July 15, 1995 approximated $.57 per share on the 996,400 shares issued.

During the six months ended December 31, 1996, the Company issued a total of 188,529 shares ($312,856) of its common stock as a result of the following:

     1. Services rendered by independent consultants in exchange for 31,200 shares. Research and development expenses of $90,480 was charged as the fair market value at November 20, 1996 was $2.90 per share.

     2. On December 20, 1996, bonus stock was issued to Company employees, 3,200 shares. Compensation expense of $10,463 was charged as the fair market value at that date was $3.27 per share.

     3. Exercise of incentive stock options, 133,369 shares ($162,310).

     4. Payment of preferred stock dividends on the Series A Preferred Stock, 20,760 shares ($49,603).

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(13)    STOCK OPTIONS

During July 1994, the Company adopted a non-qualified Stock Option Plan (the "Plan"), whereby officers and employees of the Company may be granted options to purchase shares of the Company's common stock. Under the plan, an officer may be granted non-qualified options to purchase shares of common stock over the next five calendar years, at a minimum of 250,000 shares per calendar year. The exercise price shall be thirty-five percent of the fair market value at the date of exercise. On July 5, 1995 the Board of Directors authorized an amendment to the Plan to provide that upon exercise of the option, the payment for the shares exercised under the option may be made in whole or in part with shares of the same class of stock. The shares to be delivered for payment would be valued at the fair market value of the stock on the day preceding the date of exercise. The portion of the plan applicable to the officers of the Company was terminated effective July 1, 1996.

The incentive stock option plan was approved by the Board of Directors and adopted by the shareholders at the March 29, 1995 annual meeting. This plan provides for the granting, exercising and issuing of incentive stock options pursuant to Internal Revenue Code Section 422. The Company may grant incentive stock options to purchase up to 5% of the issued and outstanding common stock of the Company at any time. The Board of Directors has direct responsibility for the administration of these plans.

The exercise price of the incentive options to employees must be equal to at least 100% of the fair market value of the common stock as of the date of grant. The exercise price of incentive options to officers, or affiliated persons, must be at least 110% of the fair market value as of the date of grant.

The Board of Directors also has the right to grant additional options on a discretionary basis. Under this provision, the Board granted to a consultant, who is now presently director of engineering of the Company, a non-qualified option to purchase up to 150,000 shares of common stock per year, or a total of 300,000 shares, during the period March 30, 1995 and ending March 31, 1998. The exercise price shall be $0.35 per share. The options do not "vest" until one year from the anniversary date.

The Company records the discount from fair market value on the non-qualified stock options as a charge to deferred compensation at the date of grant of grant and credits additional paid-in capital. The compensation is amortized to income over the vesting period of the options.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(13)    STOCK OPTIONS (CONTINUED)

Stock option activity under the Plan was as follows:

                                       INCENTIVE STOCK OPTIONS        NONQUALIFIED OPTIONS
                                     ----------------------------   --------------------------
                                       SHARES       OPTION PRICE      SHARES     OPTION PRICE
                                     ----------    --------------   ----------   -------------

Outstanding at June 30, 1994               -0-                            -0-
   Granted                               71,429     $     1.40       2,250,000       (1)
   Exercised                                -                              -
                                     ----------                     ----------

Outstanding at June 30, 1995             71,429     $     1.40       2,250,000
   Granted                              782,563     $  .81 - 8.16          -
   Exercised                           (164,956)    $     1.25      (1,550,831)  $ .35 - 1.18
                                     ----------                     ---------

Outstanding at June 30, 1996            689,036     $  .81 - 8.16      699,169       (1)
   Granted                              168,651     $ 2.56 - 4.37          -
   Exercised                           (339,101)          (2)              -
   Canceled                                 -                         (399,169)      (3)
                                     ----------                     ----------

Outstanding at December 31, 1996        518,586     $  .81 - 8.16      300,000       (1)
                                     ==========                     ==========


At December 31, 1996, 2,723,474, net of the canceled options, under the Plan had been granted, of which 318,616 incentive stock options were vested but not exercised and the remaining non-qualified stock options were fully vested. The stock options vest at various rates over periods up to five years. Shares of authorized common stock have been reserved for the exercise of all options outstanding.

        (1) The option price of the non-qualified options for shares issued to officers of the Company is thirty-five percent of the fair market value at the date of exercise. The option price of the remaining shares ranged from $.35 per share for one individual, and the greater of $.50 per share or thirty-five percent of the fair market value at the date of exercise for the other individual. When the non-qualified shares were exercised, the fair market value of the common stock ranged from $.94 to $1.18 per share.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(13)    STOCK OPTIONS (CONTINUED)

        (2) Of the total 339,101 options that were exercised during the six months ended December 31, 1996, 5,000 of these option were incentive stock options exercised by one of the employees at $1.25. (The incentive options were granted on September 20, 1995 at fair market value, no compensation was recorded.) The remaining 334,101 options were exercised by officers of the Company pursuant to their Stock Appreciation Rights, and they acquired a total of 128,369 shares of common stock. A charge to compensation expense of $156,060, for the fair value of the common stock issued in excess of the exercise price, was made during the period

        (3) The remaining nonqualified options which were granted and not exercised by the officers of the Company have been canceled and that plan, with respect to the officers, was terminated effective July 1, 1996.

(14)    CONCENTRATION OF CREDIT RISK

During the year, the Company has maintained cash balances in excess of the Federally insured limits. The funds are with a major money center bank. Consequently, the Company does not believe that there is a significant risk in having these balances in one financial institution. The cash balance at December 31, 1996 was $3,869,000.

(15)    COMMITMENTS AND CONTINGENCIES

On July 5, 1994 the Company entered into five-year employment agreements with its chief executive officer, president and executive vice-president. The agreements provide for compensation to these individuals, during the Company's development stage, at the annual rate of $250,000 (amended by Board of Directors effective January 1, 1996), $78,000, and $104,000, respectively. Additional provisions have been made in these agreements for salary adjustments to all of the individuals including bonus arrangements, once the Company is operational. During the fourth quarter (May 1, 1995) of the fiscal year ended June 30, 1995, the officers of the Company agreed to permanently forgive any compensation provided in their employment contracts until the Company establishes an adequate cash flow. The Company reinstated the compensation to these officers beginning November 1, 1995. The total amount of compensation forgiven by these officers amounted to $151,000, or $100,667 during the fiscal year ended June 30, 1995 and $50,333 during the fiscal year ended June 30, 1996. As a result, the officers were paid at fifty-percent of their employment contract for a period of twelve months. On April 1, 1995, the Company entered into a two year agreement with its vice-president and general counsel, and provides for annual compensation of $85,000.

                                                                     (CONTINUED)

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(15)    COMMITMENTS AND CONTINGENCIES (CONTINUED)

As additional consideration for his development efforts in the CTLM/trademark/ prototype, the chief executive officer has been granted a "development royalty" which will be paid based upon the net foreign and domestic sales, after direct costs and commissions, of the CTLM/trademark/ device. The royalty percent ranges from 2.5% to a maximum of 5%, based upon varying levels of gross sales.

On April 9, 1995, the Company entered into a three-year employment agreement with its Director of Engineering at an annual salary of $100,000. The contract also provided for the issuance of 75,000 restricted shares of the Company's common stock. Compensation expense ($1.05 per share), in the amount of $78,750 was recorded on the transaction.

During the six months ended December 31, 1996 and the year ended June 30, 1996, employment agreements were initiated with individuals in management positions within the Company. Annual payments for compensation under these agreements amount to $219,000 and $357,000, respectively, in the aggregate.

On July 1, 1996, the Company entered into a "Re-Seller Agreement" with an organization located in Italy, for the sole purpose of providing the organization with exclusive distribution rights within the three countries defined by the agreement. The term of this agreement shall be for twenty-nine months, and the Company and Distributor agree to renew the agreement for an additional two years if the Distributor makes purchases of the CTLM/trademark/ device in an aggregate amount of at least four million U.S. dollars ($4,000,000) during the Initial Term of this agreement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered are as follows:


      SEC Registration Fee......................................  $6,000
      Miscellaneous..........................................     $3,000


Item 14. Indemnification of Directors and Officers.

      Article VII of the Company's Articles of Incorporation authorizes the Company to indemnify directors and officers as follows:

         1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

         2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

         3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

Item 15. Recent Sales of Unregistered Securities.

      On April 25, 1994, the Company commenced the sale of its common stock to the general public pursuant to Rule 504, Regulation D of the Securities Act of 1933, as amended ("Rule 504"). Rule 504 allows a "non-reporting" company to sell up to $1,000,000 in freely transferable shares to the general public within a 12 month period. The Company was not a reporting company under the 1934 Act at the time of and during the offering allowing the Company to claim the exemption from registration. The Company raised $1,000,000 and concluded the offering on March 23, 1995. The Company paid $18,699.74 in commissions under the offering.

      The following sales of unregistered securities occurred pursuant to Rule 701 of the Securities Act of 1933, as amended. Pursuant to Rule 701, an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, may issue unregistered securities to employees, advisors and consultants, under compensatory benefit plans and written contracts relating to compensation. Further, Rule 701 permits a company to adopt stock option and purchase programs for employees, consultants and advisors. Bona fide services must be rendered by advisors and consultants. However, such services must not be in connection with the offer and sale of securities in capital raising transaction, or pursuant to written contract relating to the compensation of such persons.

           1) On October 10, 1994, the Company issued 20,000 shares of common stock pursuant to Rule 701. The shares were issued in exchange for bona fide insurance services actually rendered pursuant to a written agreement relating to compensation. The services rendered were not in connection with the offer and sale of securities in a capital raising transaction.

           2) On February 25, 1995, and March 31, 1995, the Company issued a total of 33,150 shares of common stock pursuant to Rule 701. The shares were issued in exchange for bona fide legal services actually rendered pursuant to a written agreement relating to compensation. The services rendered were not in connection with the offer and sale of securities in a capital raising transaction.

           3) On March 10, 1995, the Company issued 20,000 shares of common stock pursuant to Rule 701. The shares were issued in exchange for services rendered by individuals at a technical trade show on behalf of the Company. The shares were issued pursuant to written agreements that were not in connection with the offer and sale of securities in a capital raising transaction.

           4) On March 21, 1995, and March 31, 1995, the Company issued a total of 32,000 shares of common stock pursuant to Rule 701. The shares were issued in exchange for bona fide financial public relation services actually rendered pursuant to a written agreement relating to compensation. The services rendered were not in connection with the offer and sale of securities in a capital raising transaction.


           5) Effective March 31, 1995, the Company issued 377,500 shares of common stock pursuant to Rule 701 of the Securities Act of 1933, as amended. The shares were issued in exchange for services actually rendered by the principal officers of the Company.


           6) On April 4, 1995, the Company issued 222,222 shares of common stock pursuant to Rule 701. The shares were issued in exchange for bona fide consulting services actually rendered pursuant to a written agreement relating to compensation. The services rendered were not in connection with the offer and sale of securities in a capital raising transaction. The consulting agreement gives the consultant an option to purchase an additional 222,222 shares at $.45 a share.

           7) On April 19, 1995, the Company issued 75,000 shares of common stock pursuant to Rule 701. The shares were issued in exchange for bona fide engineering and software services actually rendered pursuant to a written agreement relating to compensation. The services rendered were not in connection with the offer and sale of securities in a capital raising transaction in exchange for his services.

      The following sales of unregistered securities occurred pursuant to Regulation S of the Securities Act of 1933, as amended. Regulation S is a safe harbor exemption from registration pursuant to Section 5 of the Act for shares that are offered or sold outside of the United States. A U.S. Person, as that term is defined in Regulation S, is not a permitted offeree or purchaser. Additionally, at the time the buy order is originated, the buyer must be or the issuer must reasonably believe the buyer to be outside the U.S., and there can be no directed selling efforts by the issuer in the United States.

           1) On June 15, 1995, the Company issued 25,000 shares of common stock for $28,500 pursuant to Regulation S.

           2) On February 21, 1996, the Company issued 400,471 shares of common stock for $924,998 pursuant to Regulation S.

           3) On February 26, 1996, the Company issued 300,000 shares of common stock for $637,500 pursuant to Regulation S.

           4) On March 21, 1996, the Company issued 4,000 shares of Series A Convertible Preferred stock for $4,000,000 pursuant to Regulation S.

      The following sales of unregistered securities occurred pursuant to Regulation D and Section 4(2) of the Securities Act of 1933, as amended. Section 4(2) is an exemption from registration for shares issued in a transaction not involving a public offering. Regulation D is a safe harbor that relates to transactions exempted from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

           1) On December 22, 1996, the Company issued 450 shares of Series B Convertible Preferred stock for $4,500,000 pursuant to Regulation D and
Section 4(2).


           2) On March 6, 1997, the Company issued 500 shares of Series C Convertible Preferred stock for $5,000,000 pursuant to Regulation D and
Section 4(2)


Item 16. Exhibits and Financial Statement Schedules.

      (a)  Exhibits

                EXHIBIT                         DESCRIPTION
                -------                         -----------


                3.(i).1 Certificate and Plan of Merger - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.

                3.(i).2 Certificate of Amendment - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.

                3.(i).3 Articles of Incorporation and By- Laws(New Jersey) -are incorporated by reference to
                                Exhibit 3 (i) of the Company's Form 10-SB, as amended, file number 0-26028, filed on May 6, 1995 ("Form 10-SB").

                3.(i).4 Certificate of Dissolution - is incorporated by reference to Exhibit (3)(a) of the Company's Form 10-KSB for the fiscal year ending June 30, 1995.

                3.(i).5 Articles of Incorporation (Florida)- Incorporated by reference to Exhibit 3(a) of the Company's Form 10-KSB for the fiscal year ending June 30, 1995.

                3.(i).6 Amendment to Articles of Incorporation (Designation of Series A Convertible Preferred Shares) - Incorporated by reference to Exhibit 3.(i).6 of the Company's Form 10-KSB for the fiscal year ending June 30, 1996. File number 033-04008.

                3.(i).7 Amendment to Articles of Incorporation (Designation of Series B Convertible Preferred Shares).

                3.(i).8 Amendment to Articles of Incorporation (Designation of Series C Convertible Preferred Shares).

                4.1 Instruments Defining the Rights of Security Holders - Designation of Series A Convertible Preferred Shares.(See Exhibit 3.(i).6, above).

                4.2 Instruments Defining the Rights of Security Holders - Designation of Series B Convertible Preferred Shares.(See Exhibit 3.(i).7, above).

                5               Legal opinion of Peter S. Knezevich dated
                                February 4, 1997.

                10.1 Facilities Lease(s) - are incorporated by reference to Exhibit 10(a) of the Form 10-SB.

                10.2 Incentive Stock Option Plan - is incorporated by reference to Exhibit 10(b) of the Form 10-SB.

                10.3 Non-Qualified Stock Option Plan - is incorporated by reference to Exhibit 10(b) of the Form 10-SB.

                10.4 Employment Agreement(s) - are incorporated by reference to Exhibit 10(c) of the Form 10-SB.

                10.5 Lock Up Agreement By and Between The Company and Richard J. Grable, Linda B. Grable, and Allan L. Schwartz, is incorporated by reference to
                                Exhibit 10.5 of the Company's Form 10-KSB for the fiscal year ending June 30, 1996. File number 033-04008.

                10.6 Subscription Agreement by and between Imaging Diagnostic Systems, Inc. and Goodland International Investment Ltd. dated December 17, 1996.

                10.7 Subscription Agreement by and between Imaging Diagnostic Systems, Inc. and Weyburn Overseas Limited dated December 17, 1996.

                10.8 Stock Purchase and Registration Rights Agreement by and between Imaging Diagnostic Systems, Inc. and Arcadia Importers & Exporters S.A. dated March 6, 1997.

                11              Schedule of computation of net loss per share.

                23.1 Consent of Peter S. Knezevich, Esq. included in the opinion filed as Exhibit 5 hereto.

                23.2            Consent of Independent Certified Public
                                Accountants.

B) REPORTS ON FORM 8-K

      99.1      Report dated May 28, 1996, incorporated by reference to
                Exhibit 99.1 of the Company's Form 10-KSB for the fiscal year ending June 30, 1996. File number 033-04008.

      99.2      Report dated January 6, 1997

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously dislosed in the registration statement or any material change to such information in the registration statement.

      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

                            [SIGNATURE PAGE FOLLOWS]

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida, on the 25th day of March, 1997.

      IMAGING DIAGNOSTIC SYSTEMS, INC.

      By:  /S/LINDA B. GRABLE
           -----------------------------------------
                Linda B. Grable
                Chairman of the Board,
                Director, and President.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      By:  /S/LINDA B. GRABLE
           -----------------------------------------
                Linda B. Grable
                Chairman of the Board and President

                Dated: March 25, 1997


      By:  /S/RICHARD J. GRABLE
           -----------------------------------------
                Richard J. Grable
                Director and Chief Executive Officer

                Dated: March 25, 1997


      By:  /S/ALLAN L. SCHWARTZ
           -----------------------------------------
                Allan L. Schwartz
                Director and Executive Vice-President

                Dated: March 25, 1997

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER           DESCRIPTION

3.(i).8         Amendment to Articles of Incorporation
                (Designation of Series C Convertible Preferred
                Shares).

10.8 Stock Purchase and Registration Rights Agreement by and between Imaging Diagnostic Systems, Inc.
                and Arcadia Importers & Exporters S.A. dated
                March 6, 1997.

11              Schedule of computation of net loss per share.

23.2            Consent of Independent Certified Public Accountants.